UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.      )

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Wisconsin Energy Corporation

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NOTICE OF 2013 ANNUAL MEETING AND PROXY STATEMENT

Wisconsin Energy Corporation

P-1

P-2	WEC 2013 Annual Meeting Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 22, 2013

To the Stockholders of Wisconsin Energy Corporation:

On behalf of the Board of Directors, you are cordially invited to attend Wisconsin Energy Corporation’s 2013 Annual Meeting of Stockholders to be held in Rothschild, just south of Wausau, in north central Wisconsin. To attend, you must pre-register and present photo identification at the door. Instructions on how to pre-register are provided on page P-10. Directions to the meeting location are included on page P-64. Interested stockholders may take a shuttle bus tour of our Biomass Cogeneration Plant construction site in Rothschild following the Meeting. If you are not able to attend, you may listen to a live webcast available on our Website at: www.wisconsinenergy.com/invest/annualmtg.htm. An archive of the webcast will be available on the site for approximately 12 months following the meeting. Regardless of whether you plan to attend, please take a moment to vote your proxy.

Wisconsin Energy’s Annual Meeting will be held as follows:

WHEN:	Thursday, May 2, 2013 10:00 a.m., Central time

WHERE:	Stoney Creek Inn Northwoods Conference Center 1100 Imperial Avenue Rothschild, WI 54474

ITEMS OF BUSINESS:

•     Elect nine directors for terms expiring in 2014.

•     Ratify Deloitte & Touche LLP as independent auditors for 2013.

•     Advisory vote on compensation of the named executive officers.

•     Consider any other matters that may properly come before the meeting.

RECORD DATE:	February 21, 2013

VOTING BY PROXY:	Your vote is important. You may vote: • using the Internet; • by telephone; or • by returning the proxy card in the envelope provided.

This year we are pleased to take advantage of Securities and Exchange Commission rules that allow companies to deliver proxy materials to their stockholders through the Internet. On or about March 22, 2013, we began mailing to many of our stockholders a notice instead of a paper copy of the proxy statement and 2012 Annual Report. The notice contains instructions on how to access our proxy materials and vote online. If you receive the notice or paper copies of the materials, consider signing up to receive them electronically in the future by following the instructions contained on page P-11. By delivering our proxy materials electronically, we can provide our stockholders with the information they need in a cost effective manner.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 2, 2013 – The Proxy Statement and 2012 Annual Report are available at:

www.envisionreports.com/wec

By Order of the Board of Directors,

Susan H. Martin

Executive Vice President, General Counsel and Corporate Secretary

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This Page Intentionally Left Blank

P-4	WEC 2013 Annual Meeting Proxy Statement

PROXY SUMMARY

This summary highlights the information contained elsewhere in these proxy materials. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Company Profile

Wisconsin Energy Corporation (“WEC” or the “Company”) is one of the nation’s premier energy companies with more than $14 billion of assets and a diversified portfolio of businesses engaged in electric generation and the distribution of electricity, natural gas and steam. Wisconsin Energy’s principal utilities, Wisconsin Electric Power Company and Wisconsin Gas LLC, serve more than 1.1 million electric customers in Wisconsin and Michigan’s Upper Peninsula and approximately 1.1 million natural gas customers in Wisconsin. These utilities operate under the trade name “We Energies.” The Company’s other major subsidiary, We Power, designs, builds and owns electric generating plants. Headquartered in Milwaukee, WEC is a component of the S&P 500 with approximately 4,500 employees and more than 41,000 registered stockholders.

Annual Meeting of Stockholders

Provided below are important details regarding the Company’s upcoming Annual Meeting.

• Date and Time:	Thursday, May 2, 2013; Check-in begins at 8:30 a.m., Central time; meeting begins at 10:00 a.m., Central time.

• Place:	Stoney Creek Inn/Northwoods Conference Center
1100 Imperial Avenue, Rothschild, WI 54474
www.stoneycreekinn.com/hotel/travel/wausau/home.do

• Live Webcast:	Listen to a live webcast at: www.wisconsinenergy.com/invest/annualmtg.htm

• Record Date:	February 21, 2013

• Identification:	Pre-registration is required. For entry into the meeting, each stockholder will be required to present a government-issued photo identification, such as a driver’s license, state identification card or passport. Information on how to pre-register can be found on page P-10.

• Voting:	Stockholders of record as of the record date are entitled to vote using one of the options below. Stockholders who hold shares in street name through an intermediary must obtain a legal proxy from their broker, bank or other nominee granting the right to vote.

Internet at www.investorvote.com/wec	Call toll-free at 800-652-8683	Mail signed proxy card	In person at the Annual Meeting

Voting Matters

There are three items of business for which the Company is soliciting a stockholder vote in conjunction with the Annual Meeting:

Proposal Item		Board Vote Recommendation	Page
1.	Election of Directors – Terms Expiring in 2014	FOR each Nominee	P-19

2.	Ratification of Deloitte & Touche LLP as Independent Auditors for 2013	FOR	P-28

3.	Advisory Vote on Compensation of the Named Executive Officers	FOR	P-61

P-5	WEC 2013 Annual Meeting Proxy Statement

2012 Business Highlights

Despite a challenging economic environment, 2012 was an exceptional year for WEC. Financially, WEC delivered solid earnings growth, generated strong cash flow and made significant progress toward a dividend payout that is more competitive with its peers. The Company also achieved milestones in customer satisfaction, employee safety and reliability. More specifically, the Company’s achievements in 2012 included:

•	Earnings per share of $2.35, the highest in the Company’s history.

•	Increasing the dividend by 15.4% effective with the first quarter payment in 2012.

•	Returning almost $300 million to stockholders during 2012 through dividends and repurchases under the share repurchase program approved by the Board of Directors in 2011.

•	WEC common stock trading at an all-time high of $41.48 per share on August 1, 2012.

•	Being named the most reliable utility in the Midwest for the eighth time in the past 11 years.

•	Achieving the best customer satisfaction ratings since the operations of Wisconsin Electric and Wisconsin Gas merged in 2000.

•	Achieving the best overall safety results in Company history.

•	Completing the Air Quality Control System at the older Oak Creek generating units, on time and under budget.

•	Being named one of the 100 best corporate citizens in the United States by Corporate Responsibility magazine for the fifth consecutive year.

Five-Year Performance Return

The graph below shows a comparison of the cumulative total return, assuming reinvestment of dividends, over the past five years had $100 been invested at the close of business on December 31, 2007, in each of Wisconsin Energy common stock, a Custom Peer Group Index, and the Standard & Poor’s 500 Index (“S&P 500”):

Wisconsin Energy Corporation

Five-Year Cumulative Return Chart

P-6	WEC 2013 Annual Meeting Proxy Statement

2012 Executive Compensation Highlights

Compensation awarded to, earned by or paid to the Company’s named executives during 2012 is set forth in the Summary Compensation Table on page P-41 and described in the Compensation Discussion and Analysis beginning on page P-29 in this proxy statement. The table below is an overview of total direct compensation received by our named executives in 2012, which indicates the significance of incentive compensation relative to base salary. The table does not include all of the information included in the Summary Compensation Table.

Name	Salary($)	Annual Incentive Awards($)	Long-Term Incentive Awards($)	Total Direct Compensation($)
Gale E. Klappa	1,209,393	2,951,811	4,754,312	8,915,516
Frederick D. Kuester(1)	705,828	1,382,830	2,299,941	4,388,599
Kristine A. Rappé(2)	420,117	587,547	620,978	1,628,642
Allen L. Leverett	652,856	1,293,839	2,199,420	4,146,115
James C. Fleming(1)	118,101	191,157	963,539	1,272,797
Robert M. Garvin	363,300	466,272	376,614	1,206,186
J. Patrick Keyes	345,400	413,593	204,917	963,910

(1)	Mr. Kuester and Mr. Fleming retired effective January 4, 2013 and April 1, 2012, respectively.
(2)	Ms. Rappé elected to conclude her employment effective February 28, 2013, in connection with an organizational restructuring.

Proposals to be Voted on by Stockholders

Proposal 1: Election of Directors (page P-19)

Each Director is elected annually to serve a one-year term. The Board met six times during 2012 with an average board and committee meeting attendance during the year of 94.8%. The Corporate Governance Committee has evaluated each individual director nominee listed below and confirmed that he or she has the skills, education, experience and qualifications required to help further the success of the Company’s business and represent stockholder interests.

		Director		Committee
Name	Age	Since	Occupation	Memberships
John F. Bergstrom*	66	1987	Chairman and Chief Executive Officer, Bergstrom Corporation	A, C (Chair), E

Barbara L. Bowles*	65	1998	Retired Vice Chair, Profit Investment Management	A, G (Chair), E

Patricia W. Chadwick*	64	2006	President, Ravengate Partners, LLC	A, F

Curt S. Culver*	60	2004	Chairman and Chief Executive Officer, MGIC Investment Corporation	G, F (Chair)

Thomas J. Fischer*	65	2005	Principal, Fischer Financial Consulting LLC	A (Chair), C

Gale E. Klappa	62	2003	Chairman of the Board, Chief Executive Officer and President, Wisconsin Energy Corporation	E (Chair)

Henry W. Knueppel*	64	2013	Retired Chairman and Chief Executive Officer, Regal Beloit Corporation	A, G

Ulice Payne, Jr.*	57	2003	Managing Member, Addison-Clifton, LLC	C, F, E

Mary Ellen Stanek*	56	2012	Managing Director and Director of Asset Management, Baird Financial Group	F

Independent Director *

Board Committees: A = Audit and Oversight Committee; C = Compensation Committee; G = Corporate Governance Committee; E = Executive Committee; F = Finance Committee.

P-7	WEC 2013 Annual Meeting Proxy Statement

Proposal 2: Ratification of Deloitte & Touche LLP as Independent Auditors (page P-28)

The Audit and Oversight Committee believes it is important for stockholders to ratify the selection of the independent auditing firm — Deloitte & Touche LLP — to remain as the Company’s independent auditors for 2013. The following table shows the fees paid to Deloitte & Touche LLP for services provided for fiscal years 2012 and 2011.

	2012	2011
Audit Fees	$1,766,200	$1,702,600
Audit-Related Fees	36,000	—
Tax Fees	—	9,400
All Other Fees	—	4,668

Total	$1,802,200	$1,716,668

Proposal 3: Advisory Vote on Executive Compensation (page P-61)

Stockholders are again being asked to cast a non-binding advisory vote on the Company’s named executives’ compensation. At the 2012 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of the named executive officers with 90.1% of the votes cast. In evaluating this proposal, we recommend that you review the Compensation Discussion and Analysis beginning on page P-29, which describes in greater detail the Company’s compensation philosophy and programs, and describes how and why the Compensation Committee arrived at the 2012 executive compensation levels.

The primary objective of the executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s long-term and short-term goals. The program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of the Company’s stockholders and customers. To that end, a substantial portion of pay is at risk and generally, the value will only be realized upon strong corporate performance.

The Company generally compensates named executive officers through a mix of compensation elements, which primarily include the following compensation:

Component	Form	Terms	Page
Base Salary	Cash	Established annually and based upon level of experience, performance, responsibility and contribution to the results of the Company’s operations.	P-31

Annual Incentive	Cash	• Short-Term Performance Plan: Annual award based upon the achievement of pre-established stockholder, customer and employee-focused objectives.	P-32
Awards		• Short-Term Dividend Equivalents: Annual award approved by the Compensation Committee and tied to company performance.	P-34

Long-Term Incentive Awards	Equity	Annual awards approved by the Compensation Committee and tied to Company performance and stockholder value. For 2012, included: • 70% performance units • 15% stock options • 15% restricted stock	P-34

P-8	WEC 2013 Annual Meeting Proxy Statement

PROXY STATEMENT

This proxy statement is being furnished to stockholders beginning on or about March 22, 2013, in connection with the solicitation of proxies by the Wisconsin Energy Corporation (“WEC” or the “Company”) Board of Directors (the “Board”) to be used at the Annual Meeting of Stockholders on Thursday, May 2, 2013 (the “Meeting”) at 10:00 a.m., Central time, at the Stoney Creek Inn in the Northwoods Conference Center located at 1100 Imperial Avenue, Rothschild, WI 54474, and at all adjournments or postponements of the Meeting, for the purposes listed in the Notice of Annual Meeting of Stockholders.

ANNUAL MEETING BUSINESS

On what Proposals am I voting?	Proposal 1: Election of nine directors for terms expiring in 2014. The Board recommends a vote FOR each of the nominees. The nine individuals will be elected as directors if the number of votes cast in person or by proxy at the Meeting favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election.

Proposal 2: Ratification of Deloitte & Touche LLP as independent auditors for 2013. The Board recommends a vote FOR this proposal. Ratification of the independent auditors requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.

Proposal 3: Advisory vote on compensation of the named executive officers, commonly referred to as a “Say on Pay” vote. The Board recommends a vote FOR this proposal. Approval, on a non-binding, advisory basis, of the compensation of the named executive officers requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Company is not aware of any other matters that will be voted on. If a matter does properly come before the Meeting, the persons named as the proxies in the form of proxy will vote the proxy at their discretion.

VOTING INFORMATION AND ANNUAL MEETING ATTENDANCE

Who can vote?	Common stockholders as of the close of business on the Record Date, February 21, 2013, can vote. Each outstanding share of WEC common stock is entitled to one vote upon each matter presented. A list of stockholders entitled to vote will be available for inspection by stockholders at WEC’s principal business office, 231 West Michigan Street, Milwaukee, Wisconsin 53203, prior to the Meeting. The list also will be available at the Meeting.

How do I vote?	There are several ways to vote:

• By Internet. The Company encourages you to vote this way.

• By toll-free, touch-tone telephone.

• By completing and mailing your proxy card.

• By written ballot at the Meeting.

If you wish to vote through the Internet or by telephone, please follow the instructions on your Notice, proxy card or the information forwarded to you by your bank or broker, as applicable. The Internet and telephone voting facilities will close at 10:59 p.m., Central time, on Wednesday, May 1, 2013.

If you are a participant in WEC’s Stock Plus Investment Plan (“Stock Plus”) or own shares through investments in the WEC Common Stock Fund or WEC Common Stock ESOP Fund in WEC’s 401(k) plan, your proxy will serve as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustee for the 401(k) plan will vote your shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in the 401(k) plan, the trustee will vote those shares in the same proportion that all shares in the WEC Common Stock Fund or WEC Common Stock ESOP Fund, as the case may be, for which voting instructions have been received, are voted.

P-9	WEC 2013 Annual Meeting Proxy Statement

If you are a beneficial owner and your bank or broker holds your shares in its name, they are permitted to vote your shares in the ratification of the independent auditors even if the broker does not receive voting instructions from you. However, for matters considered non-routine, which includes proposals 1 and 3, your broker or other record holder of your shares will not be permitted to vote your shares unless you provide voting instructions. If your shares are held in the name of a broker, bank or other holder of record, you are invited to attend the Meeting, but may not vote at the Meeting unless you have first obtained a proxy executed in your favor from the holder of record.

What does it mean if I get more than one proxy?	It means your shares are held in more than one account. Please vote all proxies to ensure all of your shares are counted.

What constitutes a quorum?	As of the Record Date, there were 228,726,456 shares of WEC common stock outstanding. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented in person or by proxy. This is known as a “quorum.” Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum.

Can I change my vote?	You may change your vote or revoke your proxy at any time prior to the closing of the polls, by:

• entering a new vote by Internet or phone;

• returning a later-dated proxy card;

• voting in person at the Meeting; or

• notifying WEC’s Corporate Secretary by written revocation letter.

The Corporate Secretary is Susan H. Martin. Any revocation should be filed with her at WEC’s principal business office, 231 West Michigan Street, P. O. Box 1331, Milwaukee, Wisconsin 53201.

Attendance at the Meeting will not, in itself, constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given in a properly completed proxy, the proxy will be voted as the Board recommends.

Who conducts the proxy solicitation?	The Board is soliciting these proxies. WEC will bear the cost of the solicitation of proxies. WEC contemplates that proxies will be solicited principally through the use of the mail, but employees of WEC or its subsidiaries may solicit proxies by telephone, personally or by other communications, without compensation apart from their normal salaries. It is not anticipated that any other persons will be engaged to solicit proxies or that compensation will be paid for that purpose. However, WEC may seek the services of an outside proxy solicitor in the event that it believes such services would be beneficial.

Who will count the votes?	Computershare, which also will serve as Inspector of Election, will tabulate the vote.

What must I do to attend the Annual Meeting?	The Meeting is open to all stockholders of WEC. You must pre-register to reserve an admission ticket and then present your government-issued photo identification at the door in order to attend.

If you would like to attend, please contact Stockholder Services by email at WEC.Stockholder- Services.Contact@wisconsinenergy.com or by telephone at 800-881-5882 to reserve an admission ticket. If you hold your shares in “street name” through an intermediary, such as a bank, brokerage firm or other nominee, and you would like to attend the Meeting, please send us a written request for an admission ticket either by regular mail, fax or email, along with proof of share ownership, such as a bank or brokerage firm account statement, a copy of the voting instruction card provided by your broker, or a letter from the broker, trustee, bank or nominee holding your shares to: Stockholder Services, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201; fax: 414-221- 3888; or email: WEC.Stockholder-Services.Contact@wisconsinenergy.com.

Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than five business days before the Meeting, or Thursday, April 25, 2013. If we cannot confirm you are a registered stockholder or beneficial owner, we will contact you for further information.

P-10	WEC 2013 Annual Meeting Proxy Statement

Admission tickets will be available for pick-up at the Meeting. All Meeting attendees will be asked to present a government-issued photo identification card, such as your driver’s license, state identification card or passport before receiving an admission ticket. We will then verify your name against our stockholder list. If you own shares in the name of your broker, bank or other nominee (“street name”), you should bring your proof of share ownership with you to the Meeting. If we cannot verify that you are a stockholder, it is possible that you may not be admitted to the Meeting.

The Meeting will begin promptly at 10:00 a.m., Central time. Check-in will begin at 8:30 a.m. Please allow ample time for check-in procedures.

Why did I receive a separate Notice Regarding the Availability of Proxy Materials instead of printed Proxy materials?	Pursuant to rules adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet this year. Accordingly, we began mailing a Notice Regarding the Availability of Proxy Materials with instructions on how to access our proxy materials and vote online (the “Notice”) to many of our registered and beneficial stockholders on or about March 22, 2013 instead of a full set of our printed proxy materials. The Notice is not a proxy card and cannot be used to vote your shares.

As more fully described in the Notice, registered stockholders may choose to access our proxy materials over the Internet and vote online or may request to receive a printed set by logging on to www.envisionreports.com/wec and following the applicable instructions or by calling 866-641-4276. If your shares are held by a broker, trustee, bank or other nominee, please refer to the information provided by such record holder for instructions on how to access our proxy materials and vote.

If you receive paper copies of our proxy materials, please consider signing up to receive these materials electronically in the future as described under “How can I choose to receive future Proxy Materials and Annual Reports electronically instead of receiving paper copies?” in this proxy statement. By delivering our proxy materials electronically, we can provide our stockholders with the information they need quickly and efficiently while distributing our proxy materials in a cost-effective manner.

What information is available via the Internet?	The following documents can be found at www.envisionreports.com/wec:
• Notice of Annual Meeting;
• Proxy Statement;

• 2012 Annual Report; and

• Form of Proxy.

How can I choose to receive future Proxy Materials and Annual Reports electronically instead of receiving paper copies?	If you are a registered stockholder and receive a paper copy of our proxy materials this year, you may elect to receive access to future copies of these documents electronically by: (i) following the instructions when voting by Internet or by telephone, or (ii) registering for our eDelivery paperless communication program. You will then be able to receive future proxy materials and other stockholder communications (e.g., investment plan statements, tax documents, and more) electronically until you change your election.

If your shares are held by a broker, trustee, bank or other nominee on your behalf, please refer to the information provided by such record holder for instructions on how to elect to receive access to our future proxy materials and annual reports over the Internet.

Why choose our eDelivery paperless communication program?	Electronic distribution gives stockholders faster delivery of account documents and saves the Company and its stockholders the cost of printing and mailing these materials. eDelivery also provides you with fast and secure 24/7 online access to proxy materials, investment plan statements, tax documents and more. To find out how to access your account online and sign up for eDelivery, please refer to “How is the acquisition of BNY Mellon Shareowner Services by Computershare affecting stockholders?” in this proxy statement.

P-11	WEC 2013 Annual Meeting Proxy Statement

What steps has WEC taken to reduce the cost of proxy solicitation?	WEC has implemented several practices that reduce printing and postage costs and are friendly to the environment. The Company has:
• introduced the delivery of proxy materials through the Internet;
• encouraged Internet and telephone voting of your proxies; and

•   implemented “householding” whereby stockholders who do not choose to receive their proxy materials electronically, and who share a single address, receive a single annual report and proxy statement, unless the Company received instructions to the contrary from one or more of the stockholders.

If you received multiple paper copies of the annual report and proxy statement, you may wish to contact the Company’s transfer agent, Computershare, at 800-558-9663, to request householding, or you may provide written instructions to Wisconsin Energy Corporation, c/o Computershare, P.O. Box 43006, Providence, RI 02940-3006. If you wish to receive separate copies of the annual report and proxy statement now or in the future, or to discontinue householding entirely, you may contact the Company’s transfer agent using the contact information provided above. Upon request, the Company will promptly send a separate copy of either document. Whether or not a stockholder is householding, each stockholder will continue to receive a proxy card. If your shares are held through a bank, broker or other holder of record, you may request householding by contacting the holder of record.

What Attendance Guidelines apply to the Annual Meeting?	If you plan to attend the Meeting, please review the Annual Meeting Attendance Guidelines that appear on page P-64 of this proxy statement. Attendees who fail to comply with these Guidelines risk expulsion from the Meeting. In the event of a disruption, the Chairman may immediately adjourn the Meeting and declare the polls open for such period of time as he may determine to receive votes by proxy or ballot on items of business properly brought before the Meeting.

In order to assure the holding of a fair and orderly meeting and to accommodate as many stockholders as possible who may wish to speak at the Meeting, management will limit the general discussion portion of the Meeting and permit only stockholders or their authorized representatives to address the Meeting. Cameras, cell phones, recording devices and other electronic devices will not be permitted to be in use during the Meeting. In addition, signs, banners, placards, handouts and similar materials will not be allowed on Meeting premises. The Company reserves the right to inspect all items, including handbags and briefcases, prior to entering the Meeting room.

Where is this year’s Annual Meeting being held and why?	This year’s Meeting is being held at the Stoney Creek Inn in the Northwoods Conference Center, 1100 Imperial Avenue, Rothschild, WI 54474. Rothschild is just south of Wausau in north central Wisconsin. Directions to the Stoney Creek Inn may be found on page P-64 of this proxy statement.

After holding the Meeting in the metro Milwaukee area over the last several years, the Board of Directors chose Rothschild, Wisconsin as the site of this year’s Meeting to provide our stockholders an opportunity to visit the location of our 50-megawatt Biomass Cogeneration Plant, which is expected to go into service in 2013. Interested stockholders may take a shuttle bus tour of the construction site following the Meeting.

Who do I contact if I have questions about the Annual Meeting?	If you need more information about the Meeting, write to Stockholder Services, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201, or call us at 800-881-5882.

How is the acquisition of BNY Mellon Shareowner Services by Computershare affecting stockholders?	Effective January 2, 2012, Computershare acquired our transfer agent, BNY Mellon Shareowner Services. As part of the transition, we anticipate that conversion of your account to Computershare will occur in April 2013, prior to the Meeting. This conversion will not have any effect on your investment, and you do not need to take any action. Computershare’s Website, www.computershare.com/investor will not be available until after the conversion is complete. Prior to that time, you may continue to access your account at www.bnymellon.com/shareowner/equityaccess. You cannot sign up for Computershare’s eDelivery paperless communication program until after conversion. For questions about your account, you may call 800-558-9663.

P-12	WEC 2013 Annual Meeting Proxy Statement

CORPORATE GOVERNANCE – FREQUENTLY ASKED QUESTIONS

Does WEC have Corporate Governance Guidelines?	Yes, since 1996 the Board has maintained Corporate Governance Guidelines that provide a framework under which it conducts business. The Corporate Governance Committee reviews the Guidelines annually to ensure that the Board is providing effective governance over the affairs of the Company. The Guidelines are available in the “Governance” section of the Company’s Website at www.wisconsinenergy.com and are available in print to any stockholder who requests them in writing from the Corporate Secretary.

How are directors determined to be independent?	No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company. The Corporate Governance Guidelines provide that the Board should consist of at least a two-thirds majority of independent directors.

What are the Board’s standards of independence?	The guidelines the Board uses in determining director independence are located in Appendix A of the Corporate Governance Guidelines. These standards of independence, which are summarized below, include those established by the New York Stock Exchange as well as a series of standards that are more comprehensive than New York Stock Exchange requirements. A director will be considered independent by the Board if the director:

• has not been an employee of the Company for the last five years;

• has not received, in the past three years, more than $120,000 per year in direct compensation from the Company, other than director fees or deferred compensation for prior service;

•  is not a current partner or employee of a firm that is the Company’s internal or external auditor, was not within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, has no immediate family member who is a current partner of such a firm, or has no immediate family member who is a current employee of such a firm and personally works on the Company’s audit;

•  has not been an executive officer, in the past three years, of another company where any of the Company’s present executives at the same time serves or served on that other company’s compensation committee;

•  in the past three years, has not been an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which in any single fiscal year is the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•  has not received, during the current calendar year or the immediately preceding calendar year, remuneration, other than de minimus remuneration, as a result of services as, or being affiliated with an entity that serves as, an advisor, consultant, or legal counsel to the Company or to a member of the Company’s senior management, or a significant supplier of the Company;

• has no personal service contract(s) with the Company or any member of the Company’s senior management;

• is not an employee or officer with a not-for-profit entity that receives 5% or more of its total annual charitable awards from the Company;

• is not employed by a public company at which an executive officer of the Company serves as a director; and

• does not have any beneficial ownership interest of 5% or more in an entity that has received remuneration, other than de minimus remuneration, from the Company, its subsidiaries or affiliates.

The Board also considers whether a director’s immediate family members meet the above criteria, as well as whether a director has any relationships with WEC’s affiliates for certain of the above criteria, when determining the director’s independence.

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Who are the independent directors?	The Board has affirmatively determined that Directors Bergstrom, Bowles, Chadwick, Cornog, Culver, Fischer, Knueppel, Payne and Stanek have no relationships described in the Board’s standards of independence noted above and otherwise have no material relationships with WEC and are independent. This represents 90% of the current Board. Director Klappa is not independent due to his present employment with WEC.

Since 2005, WEC has engaged Baird Financial Group (formerly Robert W. Baird & Co.) primarily to provide consulting services for investments held in the Company’s various benefit plan trusts. The Board reviewed the terms of this engagement, including the approximately $378,000 in fees paid to Baird in 2012 (which are less than one-tenth of 1% of Baird’s total revenue), and Ms. Stanek’s position at Baird, and concluded that such engagement is not material and did not impact Ms. Stanek’s independence.

What are the committees of the Board?	The Board of Directors has the following committees: Audit and Oversight, Compensation, Corporate Governance, Finance, and Executive.

All committees, except the Executive Committee, operate under a charter approved by the Board. A copy of each committee charter is posted in the “Governance” section of the Company’s Website at www.wisconsinenergy.com and is available in print to any stockholder who requests it in writing from the Corporate Secretary. The members and the responsibilities of each committee are listed later in this proxy statement under the heading “Committees of the Board of Directors.”

Are the Audit and Oversight, Corporate Governance and Compensation Committees comprised solely of independent directors?

Yes, these committees are comprised solely of independent directors, as determined under New York Stock Exchange rules and the Board’s Corporate Governance Guidelines.

In addition, the Board has determined that each member of the Audit and Oversight Committee is independent under the rules of the New York Stock Exchange applicable to audit committee members. The Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Is the office of CEO combined with the office of Chairman of the Board?	Yes, the office of CEO is combined with the office of Chairman of the Board. Consistent with WEC’s Bylaws and its Corporate Governance Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of Chief Executive Officer and Chairman of the Board. Given the complexity of the Company’s industry, operations and regulatory environment, the Board believes that having a combined CEO and Chairman is the appropriate structure for the Company at this time.

The Board currently does not appoint a lead independent director; however, Director Bowles, the chair of the Corporate Governance Committee, acts as presiding director whenever the independent directors meet in executive session without any management present. The Board believes that such leadership evolves naturally and may vary depending upon the issue under consideration. Therefore, the Board does not believe that the appointment of a designated lead independent director is necessary at this time.

Do the non-management directors meet separately from management?	Yes, at every regularly scheduled Board meeting non-management (non-employee) directors meet in executive session without any management present. All non-management directors are independent. The chair of the Corporate Governance Committee, currently Director Bowles, presides at these sessions.

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What is the Board’s role in risk oversight?	The Board oversees our risk environment and has delegated specific risk monitoring responsibilities to the Audit and Oversight Committee and the Finance Committee as described in each committee’s charter. Both of these committees routinely report back to the Board. The Board and its committees also periodically receive briefings from management on specific areas of risk as well as emerging risks to the enterprise. The Board’s role in risk oversight had no effect on the Board’s decision to keep the roles of Chairman and CEO combined.

The Audit and Oversight Committee periodically hears reports from management on the Company’s major risk exposures in such areas as compliance, environmental, legal/litigation and ethical conduct and steps taken to monitor and control such exposures. This committee also devotes at least one meeting annually to risk oversight. The Finance Committee discusses the Company’s risk assessment and risk management policies, and provides oversight of insurance matters to ensure that its risk management program is functioning properly. Both committees have direct access to, and meet as needed with, Company representatives without other management present to discuss matters related to risk management.

The CEO, who is ultimately responsible for managing risk, routinely reports to the Board on risk-related matters. As part of this process, the business unit leaders identify existing, new or emerging issues or changes within their business area that could have enterprise implications and report them to senior management. Management is tasked with ensuring that these risks and opportunities are appropriately addressed. In addition, the Company has established a Compliance Risk Steering Committee, comprised of senior level management employees, whose purpose is to foster an enterprise-wide approach to managing compliance. The results of each of these risk-management efforts are reported to the CEO and to the Board or its appropriate committee.

How can interested parties contact the members of the Board?	Correspondence may be sent to the directors, including the non-management directors, in care of the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

All communication received as set forth above will be opened by the Corporate Secretary for the sole purpose of confirming the contents represent a message to the Company’s directors. Pursuant to instructions from the Board of Directors, all communication, other than advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the addressee.

Does the Company have a written code of ethics?	Yes, all WEC directors, executive officers and employees, including the principal executive, financial and accounting officers, have a responsibility to comply with WEC’s Code of Business Conduct, to seek advice in doubtful situations and to report suspected violations.

WEC’s Code of Business Conduct addresses, among other things: conflicts of interest; confidentiality; fair dealing; protection and proper use of Company assets; and compliance with laws, rules and regulations (including insider trading laws). The Company has not provided any waiver to the Code for any director, executive officer or other employee.

The Code of Business Conduct is posted in the “Governance” section of the Company’s Website at www.wisconsinenergy.com. It is also available in print to any stockholder upon request in writing to the Corporate Secretary.

The Company has several ways employees can raise questions concerning WEC’s Code of Business Conduct and other Company policies. As one reporting mechanism, the Company has contracted with an independent service for employees to confidentially and anonymously report suspected violations of the Code of Business Conduct or other concerns, including those regarding accounting, internal accounting controls or auditing matters.

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Does the Company have policies and procedures in place to review and approve related party transactions?	All employees of WEC, including executive officers, and members of the Board are required to comply with WEC’s Code of Business Conduct. The Code addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, executive officers and members of the Board are required to obtain approval of the Audit and Oversight Committee chair (1) before obtaining any financial interest in or participating in any business relationship with any company, individual or concern doing business with WEC or any of its subsidiaries, (2) before participating in any joint venture, partnership or other business relationship with WEC or any of its subsidiaries, and (3) before serving as an officer or member of the board of any substantial outside for-profit organization (except the Chief Executive Officer must obtain the approval of the full Board before doing so and members of the Board of Directors must obtain the prior approval of the Corporate Governance Committee). Executive officers must obtain the prior approval of the Chief Executive Officer before accepting a position with a substantial non-profit organization; members of the Board must notify the Compliance Officer when joining the board of a substantial non-profit organization, but do not need to obtain prior approval.

In addition, WEC’s Code of Business Conduct requires employees and directors to notify the Compliance Officer of situations where family members are a supplier or significant customer of WEC or employed by one. To the extent the Compliance Officer deems it appropriate, she will consult with the Audit and Oversight Committee chair in situations involving executive officers and members of the Board.

Does the Board evaluate CEO performance?	Yes, the Compensation Committee, on behalf of the Board, annually evaluates the performance of the CEO and reports the results to the Board. As part of this practice, the Compensation Committee obtains from each non-employee director his or her opinion and input on the CEO’s performance.

The CEO is evaluated in a number of areas including leadership, vision, financial stewardship, strategy development, management development, effective communication with constituencies, demonstrated integrity and effective representation of the Company in community and industry affairs. The chair of the Compensation Committee shares the evaluation results with the CEO. The process is also used by the Committee to determine appropriate compensation for the CEO. This procedure allows the Board to evaluate the CEO and to communicate the Board’s expectations.

Does the Board evaluate its own performance?	Yes, the Board annually evaluates its own collective performance. Each director is asked to consider the performance of the Board on such things as: the establishment of appropriate corporate governance practices; providing appropriate oversight for key affairs of the Company (including its strategic plans, long-range goals, financial and operating performance, risks to the enterprise and customer satisfaction initiatives); communicating the Board’s expectations and concerns to the CEO; overseeing opportunities critical to the Company; and operating in a manner that ensures open communication, candid and constructive dialogue as well as critical questioning. The Corporate Governance Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board’s activities.

Is Board committee performance evaluated?	Yes, each committee, except the Executive Committee, conducts an annual performance evaluation of its own activities and reports the results to the Board. The evaluation compares the performance of each committee with the requirements of its charter. The results of the annual evaluations are used by each committee to identify both its strengths and areas where its governance practices can be improved. Each committee may adjust its charter, with Board approval, based on the evaluation results.

Are all the members of the Audit Committee financially literate and does the committee have an “audit committee financial expert”?	Yes, the Board has determined that all of the members of the Audit and Oversight Committee are financially literate as required by New York Stock Exchange rules and qualify as audit committee financial experts within the meaning of Securities and Exchange Commission rules. Director Fischer serves on the audit committee of three other public companies. The Board determined that his service on these other audit committees will not impair Director Fischer’s ability to effectively serve on the Audit and Oversight Committee. No other member of the Audit and Oversight Committee serves as an audit committee member of more than three public companies. For this purpose, the Company considers service on the audit committees of Wisconsin Energy Corporation and Wisconsin Electric Power Company to be service on the audit committee of one public company because of the commonality of the issues considered by those committees.

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What are the principal processes and procedures used by the Compensation Committee to determine executive and director compensation?	One of the principal responsibilities of the Compensation Committee is to provide a competitive, performance-based executive and director compensation program. This includes: (1) determining and periodically reviewing the Committee’s compensation philosophy; (2) determining and reviewing the compensation paid to executive officers (including base salaries, incentive compensation and benefits); (3) overseeing the compensation and benefits to be paid to other officers and key employees; (4) establishing and administering the Chief Executive Officer compensation package; and (5) reviewing the results of the most recent stockholder advisory vote on compensation of the named executive officers. The Compensation Committee is also charged with administering the compensation package of WEC’s non-employee directors. The Compensation Committee meets with the Corporate Governance Committee annually to review the compensation package of WEC’s non-employee directors and to determine the appropriate amount of such compensation. Although it has not chosen to do so, the Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

WEC engaged (outside of the Compensation Committee) Towers Watson, a compensation consulting firm, to provide the Compensation Committee and Chief Executive Officer with compensation data surveys regarding general industry and the energy services industry prepared annually by Towers Watson. Although the Compensation Committee relies on this compensation data, Towers Watson does not recommend the amount or form of executive or director compensation. While Towers Watson was not engaged directly by the Compensation Committee, the Committee has unrestricted access to Towers Watson and may retain its own compensation consultant at its discretion.

The Chief Executive Officer, after reviewing the compensation data compiled by Towers Watson and each executive officer’s individual experience, performance, responsibility and contribution to the results of the Company’s operations, makes compensation recommendations to the Committee for all executive officers other than himself. The Compensation Committee is free to make adjustments to such recommendations as it deems appropriate. For more information regarding our executive compensation processes and procedures, please refer to the “Compensation Discussion and Analysis” later in this proxy statement.

Does the Board have a nominating committee?	Yes, the Corporate Governance Committee is responsible for, among other things, identifying and evaluating director nominees. The chair of the Committee coordinates this effort.

What is the process used to identify director nominees and how do I recommend a nominee to the Corporate Governance Committee?	Candidates for director nomination may be proposed by stockholders, the Corporate Governance Committee and other members of the Board. The Committee may pay a third party to identify qualified candidates; however, no such firm was engaged with respect to the nominees listed in this proxy statement. No stockholder nominations or recommendations for director candidates were received.

Stockholders wishing to propose director candidates for consideration and recommendation by the Corporate Governance Committee for election at the 2014 Annual Meeting of Stockholders must submit the candidates’ names and qualifications to the Corporate Governance Committee no later than November 1, 2013, via the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

What is the deadline for stockholders to submit proposals for the 2014 Annual Meeting of Stockholders?

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2014 Annual Meeting of Stockholders must submit the proposal to the Company no later than November 22, 2013.

Stockholders who intend to present a proposal at the 2014 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials, or who propose to nominate a person for election as a director at the 2014 Annual Meeting, are required to provide notice of such proposal or nomination, containing the information required by the Company’s Bylaws, to the Company at least 70 days and not more than 100 days prior to the scheduled date of the 2014 Annual Meeting of Stockholders. The 2014 Annual Meeting of Stockholders is tentatively scheduled for May 2, 2014.

Correspondence in this regard should be directed to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

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What is WEC’s policy regarding director attendance at annual meetings?	Generally all directors are expected to attend the Company’s annual meetings of stockholders. All directors attended the 2012 Annual Meeting, except for Mr. Bergstrom and Mr. Knueppel, who was not a member of the Board at the time.

Where can I find more information about WEC corporate governance?	The Company’s Website, www.wisconsinenergy.com, contains information on the Company’s governance activities. The site includes the Code of Business Conduct, Corporate Governance Guidelines, Board committee charters and other useful information. As policies are continually evolving, the Company encourages you to visit the Website periodically. Copies of these documents may also be requested in writing from the Corporate Secretary.

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PROPOSAL 1: ELECTION OF DIRECTORS – TERMS EXPIRING IN 2014

WEC’s Bylaws require each director to be elected annually to hold office for a one-year term. Because this is an uncontested election, our majority vote standard for election of directors will apply. Under this standard, the director nominees will be elected only if the number of the votes cast favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election, as long as a quorum is present. Therefore, presuming a quorum is present, shares not voted, whether by broker non-vote, abstention or otherwise, have no effect in the election of directors.

All of the nominees are currently WEC directors who were elected by stockholders at the 2012 Annual Meeting, except for Mr. Knueppel, who was elected to the Board on January 17, 2013. Robert A. Cornog, a current member of the Board, has reached the Company’s maximum age guideline for non-employee directors and will not stand for re-election at the Meeting. As a result, the Board has determined to reduce the number of directors constituting the whole Board from ten to nine. Proxies may not be voted for more than nine persons in the election of directors.

The Board requires its current and potential directors to have a broad range of skills, education, experience and qualifications that will benefit WEC and its stockholders. Information regarding the specific criteria and processes used to evaluate director nominees can be found below.

The Board’s nominees for election are:

• John F. Bergstrom	• Curt S. Culver	• Henry W. Knueppel
• Barbara L. Bowles	• Thomas J. Fischer	• Ulice Payne, Jr.
• Patricia W. Chadwick	• Gale E. Klappa	• Mary Ellen Stanek

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the Board upon the recommendation of the Corporate Governance Committee of the Board. Information regarding each nominee is included on the following pages.

The Board of Directors recommends that you vote “FOR” all of the director nominees.

DIRECTOR NOMINEES

Criteria and Processes Used to Evaluate Nominees. The Corporate Governance Committee evaluates each individual director nominee in the context of the Board as a whole with the goal of recommending nominees with diverse backgrounds and experience that, together, can best perpetuate the success of WEC’s business and represent shareholder interests. In addition to the specific experiences and skills identified for each individual director nominee below, the Corporate Governance Committee believes that all of the director nominees should generally possess certain characteristics and skills.

The Corporate Governance Committee has established criteria for evaluating all director candidates, which are reviewed annually. As set forth in the Company’s Corporate Governance Guidelines, these include: proven integrity; mature and independent judgment; vision and imagination; ability to objectively appraise problems; ability to evaluate strategic options and risks; sound business experience and acumen; relevant technological, political, economic or social/cultural expertise; social consciousness; achievement of prominence in career; familiarity with national and international issues affecting the Company’s businesses; contribution to the Board’s desired diversity and balance; and availability to serve for five years before reaching the directors’ retirement age of 72.

The Committee does not have a specific policy with regards to the consideration of diversity in identifying director nominees. However, the Committee strives to recommend candidates who each bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. As part of its process in connection with the nomination of new directors to the Board, the Committee considers several factors to ensure the entire Board collectively embraces a wide variety of characteristics, including professional background, experience, skills and knowledge as well as the criteria listed above. Each candidate will generally exhibit different and varying degrees of these characteristics.

In evaluating director candidates, the Corporate Governance Committee reviews potential conflicts of interest, including interlocking directorships and substantial business, civic and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members and management.

Once a person has been identified by the Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether that person should be considered further. If the Committee determines that the candidate warrants further consideration, the chair or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee requests additional information from the candidate, reviews the person’s accomplishments and qualifications and conducts one or more interviews with

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the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater firsthand knowledge of the candidate’s accomplishments.

The Committee evaluates all candidates, including those proposed by stockholders, using this criteria and process. The process is designed to provide the Board with a diversity of experience and stability to allow it to effectively meet the many challenges WEC faces in today’s challenging economic environment.

Nominees for Election to the Board of Directors. Wisconsin Electric Power Company (WE) and Wisconsin Gas LLC (WG) do business as We Energies and are subsidiaries of Wisconsin Energy Corporation. Ages and biographical information for each of the director nominees are as of March 1, 2013.

John F. Bergstrom. Age 66.
• Bergstrom Corporation – Chairman and Chief Executive Officer since 1982. Bergstrom Corporation owns and operates numerous automobile sales and leasing companies.
• Director of Advance Auto Parts Inc. since 2008; Director of Associated Banc-Corp since 2010; and Director of Kimberly-Clark Corporation since 1987.
• Director of Midwest Air Group, Inc. from 1993 to 2007 and again from 2008 to 2009.
• Director of Wisconsin Energy Corporation since 1987, Wisconsin Electric Power Company since 1985, and Wisconsin Gas LLC since 2000.

Mr. Bergstrom has over 30 years of experience as CEO of Bergstrom Corporation, one of the top 50 automotive dealership groups in America, with dealerships across eastern Wisconsin, including several in We Energies’ utility service territories. Therefore, Mr. Bergstrom provides the Board experience and insight with respect to understanding the needs of the Company’s retail customers, as well as Wisconsin’s business environment. As the CEO of a large, diverse retailer, Mr. Bergstrom has a deep understanding of executive compensation issues and challenges and is well qualified to provide perspective on customer focus and satisfaction which continues to be a primary focus of the Company. Mr. Bergstrom also provides the Board with insight gained from his over 27 years of service as a director on WEC’s and its subsidiaries’ Boards, over 50 years of combined experience as a director on the boards of several other publicly traded U.S. corporations, and past or present directorships on the boards of several regional non-profit entities, including the Green Bay Packers, Inc.

Barbara L. Bowles. Age 65.
• Profit Investment Management – Retired Vice Chair. Served as Vice Chair from January 2006 until retirement in December 2007. Profit Investment Management is an investment advisory firm.
• The Kenwood Group, Inc. – Retired Chairman. Served as Chairman from 2000 until 2006 when The Kenwood Group, Inc. merged into Profit Investment Management. Chief Executive Officer from 1989 to 2005.
• Director of Hospira, Inc. since 2008.
• Director of Black & Decker Corporation from 1993 to 2010.
• Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since 1998, and Wisconsin Gas LLC since 2000.

As founder, president and CEO of The Kenwood Group, Inc., a Chicago-based investment advisory firm that managed pension funds for corporations, public institutions and endowments, Ms. Bowles has over 19 years of investment advisory experience. Before founding The Kenwood Group, Ms. Bowles, who is a Chartered Financial Analyst, was a chief investor relations officer for two Fortune 50 companies. Prior to that, she served as a portfolio manager and utility analyst for more than 10 years. With this combined experience, Ms. Bowles is well qualified to provide perspective to the Board as to what issues are important to large investors, particularly what is important to analysts covering the Company’s industry. Ms. Bowles also served as chief compliance officer for the mid-cap portfolios following the Kenwood Group’s merger with Profit Investment Management, through which she gained a deep understanding of corporate governance issues and concerns. This experience is invaluable for Ms. Bowles’ positions as chair of the WEC Corporate Governance Committee and presiding independent director. Ms. Bowles’ past and present service as a director of other public companies, including service on several audit and finance committees, provides a resource to the Board in discussions of issues facing the Company.

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Patricia W. Chadwick. Age 64.

•    Ravengate Partners, LLC – President since 1999. Ravengate Partners, LLC provides businesses and not-for-profit institutions with advice about the financial markets, business management and global economics.

• Director of AMICA Mutual Insurance Company since 1992; Director of ING Mutual Funds since 2006; and Director of The Royce Funds since 2009.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2006.

Ms. Chadwick, who is a Chartered Financial Analyst, was an investment professional/portfolio manager or principal for 30 years, and served as a director of research for four of those years. Since 1999, Ms. Chadwick has been president of Ravengate Partners, LLC, a firm that provides businesses and not-for-profit institutions with advice about the economy and the financial markets. As indicated above, Ms. Chadwick currently serves as a director on the boards of two registered investment companies. She has served as the Chair of multiple committees at AMICA Mutual Insurance Company, including the Audit Committee and Nominating and Governance Committee (which she currently chairs). She is also the Chair of the Domestic Investment Review Committee at ING Mutual Funds and serves on the Audit Committees for AMICA Mutual Insurance Company and The Royce Funds, as well as the Finance Committee for AMICA. Ms. Chadwick’s career and experience allow her to provide needed advice and insight to the Board on the capital markets. This perspective is valuable to WEC and its subsidiaries, which operate in a capital-intensive industry and must consistently access the capital markets. In addition, Ms. Chadwick’s service on the Board of AMICA, including presently serving as lead director, has provided her with experience in dealing with insurance risk management issues.

Curt S. Culver. Age 60.

•    MGIC Investment Corporation – Chairman since 2005, Chief Executive Officer since 2000, and President from 1999 to 2006. MGIC Investment Corporation is the parent of Mortgage Guaranty Insurance Corporation.

•    Mortgage Guaranty Insurance Corporation – Chairman since 2005, Chief Executive Officer since 1999, and President from 1996 to 2006. Mortgage Guaranty Insurance Corporation is a private mortgage insurance company.

• Director of MGIC Investment Corporation since 1999.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2004.

Mr. Culver’s experience as Chairman and CEO of MGIC, which is headquartered in Milwaukee, Wisconsin, not only provides the Board with expertise in the financial markets and risk assessment and management, but also knowledge of the challenges and issues facing a public company headquartered in the same city as the Company. In addition, with his experience in the insurance industry, Mr. Culver is in a position to advise the Finance Committee on the Company’s insurance program and its effect on overall risk management. Mr. Culver also has past and present experience serving on the boards of numerous Milwaukee-area non-profit and two private, regional for-profit entities.

Thomas J. Fischer. Age 65.
• Fischer Financial Consulting LLC – Principal since 2002. Fischer Financial Consulting LLC provides consulting on corporate financial, accounting and governance matters.

•    Arthur Andersen LLP – Retired as Managing Partner of the Milwaukee office and Deputy Managing Partner for the Great Plains Region in 2002. Served as Managing Partner from 1993 and as Partner from 1980. Arthur Andersen LLP was an independent public accounting firm.

• Director of Actuant Corporation since 2003; Director of Badger Meter, Inc. since 2003; and Director of Regal Beloit Corporation since 2004.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2005.

As Principal of Fischer Financial Consulting LLC, Mr. Fischer has provided consulting services to companies in the areas of corporate financial, accounting and governance matters since 2002. Prior to this, Mr. Fischer, who is a Certified Public Accountant, worked for Arthur Andersen, which was a large, international independent public accounting firm, for 33 years, the last 22 as a partner responsible for services provided to large, complex public and private companies and several public utility audits. Combined with Mr. Fischer’s service as a director and member of the audit committees of three other Wisconsin-based public companies, Mr. Fischer provides the Board with a deep understanding of corporate governance issues, accounting and auditing matters, including financial reporting and regulatory compliance, and risk assessment and management. In light of this extensive experience, he is chair of the Audit and Oversight Committee.

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Gale E. Klappa. Age 62.
• Wisconsin Energy Corporation – Chairman of the Board and Chief Executive Officer since 2004, and President since 2003.
• Wisconsin Electric Power Company – Chairman of the Board since 2004, and President and Chief Executive Officer since 2003.
• Wisconsin Gas LLC – Chairman of the Board since 2004, and President and Chief Executive Officer since 2003.
• Director of Badger Meter, Inc. since 2010; and Director of Joy Global Inc. since 2006.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2003.

As Chief Executive Officer and President of WEC and its two principal utility subsidiaries, Mr. Klappa represents and communicates management’s perspective to the Board. Mr. Klappa provides the Board with an understanding of the day-to-day operations of the Company, and, in turn, communicates the Board’s vision and direction for the Company to the other officers and management. Mr. Klappa has more than 38 years of experience working in the public utility industry, the last 20 at a senior executive level. Immediately prior to joining WEC in 2003, Mr. Klappa served as Executive Vice President and Chief Financial Officer of The Southern Company, a public utility holding company serving the southeastern United States. Mr. Klappa also served in various other leadership positions during his tenure at Southern, including Chief Strategic Officer and Chief Executive of the company’s subsidiary in the United Kingdom. Mr. Klappa currently serves on the boards of Edison Electric Institute, an association of U.S. shareholder-owned electric companies, and Electric Power Research Institute, an independent, non-profit research company performing research, development and demonstration in the electricity sector.

Henry W. Knueppel. Age 64.

•    Regal Beloit Corporation – Retired Chairman of the Board and Chief Executive Officer. Served as Chief Executive Officer from 2005 to 2011 and as Chairman from 2006 to 2011. Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls, and power generation products.

•    Harsco Corporation – Independent, Non-Executive Chairman of the Board since September 2012. Served as Interim Chairman and Chief Executive Officer from February 2012 to September 2012. Harsco Corporation is a diversified, worldwide industrial services company.

• Director of Regal Beloit Corporation since 1985; Director of Harsco Corporation since 2008; and Director of Snap-on Incorporated since 2011.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since January 17, 2013.

Prior to serving as Chief Executive Officer and Chairman of the Board, Mr. Knueppel held several leadership positions at Regal Beloit Corporation and has more than 30 years of senior management experience at the company. Mr. Knueppel’s years of service with Regal Beloit Corporation, a Wisconsin-based manufacturer of electrical motors, mechanical and electrical motion controls, and power generation products, provides him with knowledge of equipment used in the Company’s business. Mr. Knueppel continues to serve on Regal Beloit Corporation’s Board of Directors, as well as on the Boards of Directors of Harsco Corporation and Snap-On Incorporated, both large publicly-traded industrial companies. With his combined experience, Mr. Knueppel is well qualified to provide perspective on the issues facing the Company’s large commercial and industrial customers. Mr. Knueppel’s position as independent, non-executive Chairman of the Board at Harsco Corporation also provides him with insight into the latest corporate governance trends — experience Mr. Knueppel is able to bring to the Board.

Ulice Payne, Jr. Age 57.
• Addison-Clifton, LLC – Managing Member since 2004. Addison-Clifton, LLC provides global trade compliance advisory services.
• Director of Manpower Inc. since 2007; and Trustee of The Northwestern Mutual Life Insurance Company since 2005.
• Director of Badger Meter, Inc. from 2000 to 2010; and Director of Midwest Air Group, Inc. from 1998 to 2008.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2003.

Mr. Payne has extensive leadership experience within the local community and the state of Wisconsin, previously serving as president and CEO of the Milwaukee Brewers Baseball Club, Inc., as managing partner of the Milwaukee office of Foley & Lardner, a Milwaukee-based law firm, and as Securities Commissioner for the state of Wisconsin. In addition, Mr. Payne is and has been involved in numerous Milwaukee-area non-profit entities, including serving as past chair of the Bradley Center Sports and Entertainment Corporation. Therefore, Mr. Payne is well positioned to provide the Board with perspective on the issues and

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challenges affecting the Milwaukee region as well as a broad spectrum of the Company’s customers. Mr. Payne presently advises on global trade compliance as Managing Member of Addison-Clifton, LLC, where Mr. Payne consistently deals with public policy and compliance matters, experience he brings to the Board. In addition, Mr. Payne’s past and present directorship experience on the Boards of several public corporations includes service as a member of either the audit or finance committee at each of these companies, which is beneficial to the Board.

Mary Ellen Stanek. Age 56.

•    Baird Financial Group – Managing Director and Director of Asset Management since 2000; Baird Advisors – Chief Investment Officer since 2000; Baird Funds, Inc. – President since 2000. Baird Financial Group provides wealth management, capital markets, private equity and asset management services to clients worldwide. Baird Advisors is an institutional fixed income investment advisor. Baird Funds, Inc. is a publicly registered investment company.

• Director of Journal Communications Inc. (and its predecessor company) since 2002; and Trustee of The Northwestern Mutual Life Insurance Company since 2009.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2012.

Ms. Stanek, who is a Chartered Financial Analyst, has over 31 years of investment management experience and is currently responsible for the development and portfolio management of all proprietary asset management services for Baird Financial Group. Ms. Stanek also co-manages several fixed income mutual funds as well as a number of taxable and tax-exempt portfolios. In addition to her positions set forth above, Ms. Stanek is also a director of Baird Financial Group. Because of her career and experience, Ms. Stanek brings significant knowledge of, and financial expertise in, the financial markets to the Board and Finance Committee. In particular, Ms. Stanek’s focus on fixed income investments is valuable as WEC and its subsidiaries customarily issue debt securities as a means of raising capital. In addition, Ms. Stanek brings experience in dealing with insurance risk management issues through her service as a director of West Bend Mutual Insurance Company since 1999. Ms. Stanek’s past and present experience serving on the boards of numerous Milwaukee-area non-profit institutions provides her with a good understanding of the issues and challenges that impact the Milwaukee region.

COMMITTEES OF THE BOARD OF DIRECTORS

Members	Principal Responsibilities; Meetings
Audit and Oversight Thomas J. Fischer, Chair John F. Bergstrom Barbara L. Bowles Patricia W. Chadwick Robert A. Cornog Henry W. Knueppel

•    Oversee the integrity of the financial statements.

•    Oversee management compliance with legal and regulatory requirements.

•    Review, approve and evaluate the independent auditors’ services.

•    Oversee the performance of the internal audit function and independent auditors.

•    Review the Company’s risk exposure in such areas as compliance, environmental, legal/litigation and ethical conduct.

•    Prepare the report required by the SEC for inclusion in the proxy statement.

•    Establish procedures for the submission of complaints and concerns regarding WEC’s accounting or auditing matters.

•    The Committee conducted six meetings in 2012.

Compensation John F. Bergstrom, Chair Thomas J. Fischer Ulice Payne, Jr.

•    Identify through succession planning potential executive officers.

•    Provide a competitive, performance-based executive and director compensation program.

•    Set goals for the CEO, annually evaluate the CEO’s performance against such goals and determine compensation adjustments based on whether these goals have been achieved.

•    Prepare the report required by the SEC for inclusion in the proxy statement.

•    The Committee conducted six meetings in 2012, including one joint meeting with the Corporate Governance Committee, and executed four signed, written unanimous consents.

Corporate Governance Barbara L. Bowles, Chair Robert A. Cornog Curt S. Culver Henry W. Knueppel

•    Establish and annually review the Corporate Governance Guidelines to ensure the Board is effectively performing its fiduciary responsibilities to stockholders.

•    Establish and annually review director candidate selection criteria.

•    Identify and recommend candidates to be named as nominees of the Board for election as directors.

•    Lead the Board in its annual review of the Board’s performance.

•    The Committee conducted three meetings in 2012, including one joint meeting with the Compensation Committee, and executed one signed, written unanimous consent.

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Members	Principal Responsibilities; Meetings
Finance Curt S. Culver, Chair Patricia W. Chadwick Ulice Payne, Jr. Mary Ellen Stanek

•     Review and monitor the Company’s current and long-range financial policies and strategies, including its capital structure and dividend policy.

•     Authorize the issuance of corporate debt within limits set by the Board.

•     Discuss policies with respect to risk assessment and risk management.

•     Review, approve and monitor the Company’s capital and operating budgets.

•     The Committee conducted three meetings in 2012.

The Board also has an Executive Committee which may exercise all powers vested in the Board except action regarding dividends or other distributions to stockholders, filling Board vacancies and other powers which by law may not be delegated to a committee or actions reserved for a committee comprised of independent directors. The members of the Executive Committee are Gale E. Klappa (Chair), John F. Bergstrom, Barbara L. Bowles, Robert A. Cornog and Ulice Payne, Jr. The Executive Committee did not meet in 2012.

In addition to the number of committee meetings listed in the preceding table, the Board met six times in 2012 and executed five signed, written unanimous consents. The average meeting attendance during the year was 94.8%. No director attended fewer than 80.0% of the total number of meetings of the Board and Board committees on which he or she served.

DIRECTOR COMPENSATION

The following table summarizes total compensation awarded to, earned by or paid to each of WEC’s non-employee directors during 2012.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid In Cash	Stock Awards (2)(3)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
	($)	($)	($)	($)	($)	($)	($)
John F. Bergstrom	87,000	80,000	—	—	—	23,266	190,266
Barbara L. Bowles	85,000	80,000	—	—	—	21,417	186,417
Patricia W. Chadwick	75,000	80,000	—	—	—	24,016	179,016
Robert A. Cornog	75,000	80,000	—	—	1,163	23,374	179,537
Curt S. Culver	85,000	80,000	—	—	—	16,648	181,648
Thomas J. Fischer	90,000	80,000	—	—	—	27,450	197,450
Henry W. Knueppel(1)	—	—	—	—	—	—	—
Ulice Payne, Jr.	75,000	80,000	—	—	—	11,982	166,982
Mary Ellen Stanek	75,000	80,000	—	—	—	—	155,000

(1)	Mr. Knueppel was elected to the Board of Directors effective January 17, 2013, and therefore, did not receive any director compensation in 2012.
(2)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, of restricted stock awards made to the directors in 2012. Each restricted stock award vests in full on the third anniversary of the grant date.

(3)	Other than Mr. Knueppel (0 shares) and Ms. Stanek (2,428 shares), each director held 8,408 shares of restricted stock as of December 31, 2012.
(4)

Reported amounts reflect above-market earnings on amounts deferred by the directors into the Prime Rate Fund under WEC’s Directors’ Deferred Compensation Plan. Above-market earnings represent the difference between the interest rate used to calculate earnings under the Plan and 120% of the applicable federal long-term rate prescribed by the Internal Revenue Code.

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(5)	All amounts represent costs for the Directors’ Charitable Awards Program. See “Compensation of the Board of Directors” below for additional information regarding this program.

Compensation of the Board of Directors

During 2012, each non-employee director received an annual retainer fee of $75,000. Non-employee chairs of the Finance Committee and the Corporate Governance Committee received a quarterly retainer of $2,500, the chair of the Compensation Committee received a quarterly retainer of $3,000 and the chair of the Audit and Oversight Committee received a quarterly retainer of $3,750. The Company reimbursed non-employee directors for all out-of-pocket travel expenses (which reimbursed amounts are not reflected in the table above). Each non-employee director also received on January 3, 2012, the 2012 annual stock compensation award in the form of restricted stock equal to a value of $80,000, with all shares vesting three years from the grant date. Employee directors do not receive these fees. Insurance is also provided by the Company for director liability coverage, fiduciary and employee benefit liability coverage and travel accident coverage for director travel on Company business. The premiums paid for this insurance are not included in the amounts reported in the table above.

Non-employee directors may defer all or a portion of director fees pursuant to the Directors’ Deferred Compensation Plan. Deferred amounts can be credited to any of ten measurement funds, including a WEC phantom stock account. The value of these accounts will appreciate or depreciate based on market performance, as well as through the accumulation of reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC, are unsecured and are payable only in cash following termination of the director’s service to WEC and its subsidiaries. The deferred amounts will be paid out of general corporate assets or the assets of the WEC Amended Non-Qualified Trust discussed later in this proxy statement.

Although WEC directors also serve on the Wisconsin Electric and Wisconsin Gas boards and their committees, a single annual retainer fee and quarterly committee chair retainer were paid. Fees were allocated among WEC, Wisconsin Electric and Wisconsin Gas based on services rendered.

The Company has a Directors’ Charitable Awards Program to help further its philosophy of charitable giving. Under the program, the Company intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by each director, including employee directors, following the director’s death. Directors are provided with one charitable award benefit for serving on the boards of WEC and its subsidiaries. Charitable donations under the program will be paid out of general corporate assets. Directors derive no financial benefit from the program, and all income tax deductions accrue solely to the Company. The tax deductibility of these charitable donations mitigates the net cost to the Company. The Directors’ Charitable Awards Program has been eliminated for any new directors elected after January 1, 2007. Directors already participating as of that date, which includes all of the current directors except Mr. Knueppel and Ms. Stanek, were grandfathered.

In December 2012, the Compensation Committee conducted its annual review of non-employee director compensation and determined that no changes should be made to the total directors’ compensation package for 2013.

P-25	WEC 2013 Annual Meeting Proxy Statement

INDEPENDENT AUDITORS’ FEES AND SERVICES

Pre-Approval Policy. The Audit and Oversight Committee has a formal policy delineating its responsibilities for reviewing and approving, in advance, all audit, audit-related, tax and other services of the independent auditors. The Committee is committed to ensuring the independence of the auditors, both in appearance as well as in fact.

Under the pre-approval policy, before engagement of the independent auditors for the next year’s audit, the independent auditors will submit a description of services anticipated to be rendered for the Committee to approve. Annual pre-approval will be deemed effective for a period of twelve months from the date of pre-approval, unless the Committee specifically provides for a different period. A fee level will be established for all permissible non-audit services. Any proposed non-audit services exceeding this level will require additional approval by the Committee.

The Audit and Oversight Committee delegated pre-approval authority to the Committee’s Chair. The Committee Chair is required to report any pre-approval decisions at the next scheduled Committee meeting. Under the pre-approval policy, the Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Under the pre-approval policy, prohibited non-audit services are services prohibited by the Securities and Exchange Commission or by the Public Company Accounting Oversight Board to be performed by the Company’s independent auditors. These services include bookkeeping or other services related to the accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, services provided for a contingent fee or commission and services related to planning, marketing or opining in favor of the tax treatment of a confidential transaction or an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditors. In addition, the Committee has determined that the independent auditors may not provide any services, including personal financial counseling and tax services, to any officer or other employee of the Company who serves in a financial reporting oversight role or to the chair of the Audit and Oversight Committee or to an immediate family member of these individuals, including spouses, spousal equivalents and dependents.

Fee Table. The following table shows the fees, all of which were pre-approved by the Audit and Oversight Committee, for professional audit services provided by Deloitte & Touche LLP for the audit of the annual financial statements of the Company and its subsidiaries for fiscal years 2012 and 2011 and fees for other services rendered during those periods. No fees were paid to Deloitte & Touche LLP pursuant to the “de minimus” exception to the pre-approval policy permitted under the Securities Exchange Act of 1934, as amended.

	2012	2011
Audit Fees (1)	$1,766,200	$1,702,600
Audit-Related Fees (2)	36,000	—
Tax Fees (3)	—	9,400
All Other Fees (4)	—	4,668

Total	$1,802,200	$1,716,668

(1)

Audit Fees consist of fees for professional services rendered in connection with the audits of (1) the annual financial statements of the Company and its subsidiaries, and (2) the effectiveness of internal control over financial reporting. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services include consultations regarding implementation of accounting transactions or standards.

(3)	Tax Fees consist of fees for professional services rendered with respect to federal and state tax compliance and tax advice.
(4)	All Other Fees consist of costs for certain employees to attend accounting/tax seminars hosted by Deloitte & Touche LLP.

P-26	WEC 2013 Annual Meeting Proxy Statement

AUDIT AND OVERSIGHT COMMITTEE REPORT

The Audit and Oversight Committee, which is comprised solely of independent directors, oversees the integrity of the financial reporting process on behalf of the Board of Directors of Wisconsin Energy Corporation. In addition, the Committee oversees compliance with legal and regulatory requirements. The Committee operates under a written charter approved by the Board of Directors, which can be found in the “Governance” section of the Company’s Website at www.wisconsinenergy.com.

The Committee is also responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors, as well as the oversight of the Company’s internal audit function. The Committee selected Deloitte & Touche LLP to remain as the Company’s independent auditors for 2013, subject to stockholder ratification.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles and the system of internal controls and procedures designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

The Committee held six meetings during 2012. Meetings are designed to facilitate and encourage open communication among the members of the Committee, management, the internal auditors and the Company’s independent auditors, Deloitte & Touche LLP. During these meetings, we reviewed and discussed with management, among other items, the Company’s unaudited quarterly and audited annual financial statements and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws. We reviewed the financial statements and the system of internal controls with the Company’s independent auditors, both with and without management present, and we discussed with Deloitte & Touche LLP matters required by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, we received the written disclosures and the letter relative to the auditors’ independence from Deloitte & Touche LLP, as required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Committee concerning independence. The Committee discussed with Deloitte & Touche LLP its independence and also considered the compatibility of non-audit services provided by Deloitte & Touche LLP with maintaining its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board of Directors that the audited financial statements be included in Wisconsin Energy Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and filed with the Securities and Exchange Commission.

Respectfully submitted to Wisconsin Energy Corporation stockholders by the Audit and Oversight Committee of the Board of Directors.

Thomas J. Fischer, Committee Chair

John F. Bergstrom

Barbara L. Bowles

Patricia W. Chadwick

Robert A. Cornog

Henry W. Knueppel

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PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2013

The Audit and Oversight Committee of the Board of Directors has sole authority to select, evaluate and, where appropriate, terminate and replace the independent auditors. The Audit and Oversight Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2013. The Committee believes that stockholder ratification of this matter is important considering the critical role the independent auditors play in maintaining the integrity of the Company’s financial statements. If stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit and Oversight Committee will reconsider the selection.

Deloitte & Touche LLP also served as the independent auditors for the Company for the last eleven fiscal years beginning with the fiscal year ended December 31, 2002.

Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and are expected to respond to appropriate questions that may be directed to them.

The Board of Directors recommends that you vote “FOR”

the ratification of Deloitte & Touche LLP as independent auditors for 2013.

P-28	WEC 2013 Annual Meeting Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our executive compensation program, including the role of the Compensation Committee of our Board of Directors, the elements of our executive compensation program, the purposes and objectives of these elements and the manner in which we established the compensation of our named executive officers for fiscal year 2012.

References to “we”, “us”, “our” and “WEC” in this discussion and analysis mean Wisconsin Energy Corporation and its management, as applicable.

Executive Summary. The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s short-term and long-term goals. Our program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of our stockholders and customers. To that end, a substantial portion of pay is at risk and generally, the value will only be realized upon strong corporate performance.

We have three elements of total direct compensation: (1) base salary; (2) annual incentive awards; and (3) long-term incentive awards consisting of a mix of performance units, stock options and restricted stock. As shown in the charts below, more than 86% of Mr. Klappa’s total direct compensation as CEO and an average of more than 77% of the other named executive officers total direct compensation is tied to Company performance and not guaranteed.

Despite a challenging economic environment, 2012 was an exceptional year for WEC. Financially, WEC delivered solid earnings growth, generated strong cash flow and made significant progress toward a dividend payout that is more competitive with its peers. The Company also achieved milestones in customer satisfaction, employee safety and reliability. More specifically, the Company’s achievements in 2012 included:

•	Financial performance

•	Earnings per share of $2.35, highest in the Company’s history.

•	Increasing the dividend by 15.4% effective with the first quarter payment in 2012.

•	Returning almost $300 million to stockholders during 2012 through dividends and repurchases under the share repurchase program approved by the Board of Directors in 2011.

•	Maintaining strong, investment grade credit ratings. Standard & Poor’s Ratings Services revised the Company’s ratings outlook to positive from stable in June 2012.

•	WEC common stock trading at an all-time high of $41.48 per share on August 1, 2012.

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•	Operational excellence

•	Being named the most reliable utility in the Midwest for the eighth time in the past 11 years.

•

Continuing improvements in customer satisfaction based on customer surveys. Data from 2012 indicated that the Company achieved its best customer satisfaction ratings since the operations of Wisconsin Electric and Wisconsin Gas merged in 2000.

•	Achieving the best overall employee safety results in Company history.

•	Completing the Air Quality Control System at the older Oak Creek generating units, on time and under budget.

•

Executing a joint ownership agreement with Wolverine Power Supply Cooperative, Inc. whereby, subject to the receipt of various state and federal regulatory approvals, Wolverine will pay for the installation of environmental controls at the Presque Isle Power Plant in return for a minority ownership interest in the plant.

•	Purchasing the Montfort Wind Energy Center for $27 million.

•	Being named one of the 100 best corporate citizens in the United States by Corporate Responsibility magazine for the fifth consecutive year.

In a year where utility stocks, particularly electric utility stocks, lagged behind other stock market sectors, WEC was still able to achieve a 5.4% increase in its stock price as compared to price decreases for much of the utility sector. In 2012, WEC’s stock price outperformed the Dow Jones Utilities Average, the Philadelphia Utility Index and the S&P Electric Index. In addition, WEC achieved industry leading total shareholder returns.

Annualized returns for periods ending December 31, 2012

	One Year	Three Year	Five Year	Ten Year
Wisconsin Energy	8.9%	63.0%	76.2%	285.2%
S&P Utilities Index	1.3%	28.2%	1.9%	169.7%
S&P Electric Index	-0.5%	24.6%	-4.5%	167.8%
Philadelphia Utility Index	-0.6%	25.4%	0.4%	166.8%
Dow Jones Utilities Average	1.4%	29.1%	4.8%	209.7%

Source: Bloomberg; assumes all dividends are reinvested and returns are compounded daily.

In addition to the components of total direct compensation identified above, our retirement programs are another important component of our compensation program. We analyze market data provided by Towers Watson, a compensation consulting firm retained by management, to help determine the appropriate levels of compensation for each named executive officer. This Compensation Discussion and Analysis contains a more detailed discussion of each of these components and the extent to which we analyzed market data in establishing each individual component in 2012.

Compensation highlights for 2012 include:

•	the annual cash incentive award represented 210% of the target award as a result of the Company’s strong achievement against all performance measures;

•	the short-term dividend equivalents vested because WEC achieved the 2012 performance target for earnings from continuing operations;

•

the long-term incentive awards consisted of 70% performance units, 15% stock options and 15% restricted stock, resulting in a significant portion of the long-term award being tied to Company performance and shareholder value delivered over a multi-year period;

•

total stockholder return for the three-year performance period ended December 31, 2012 was at the 65th percentile of the peer group established by the Compensation Committee, resulting in the performance units granted in 2010 vesting at a level of 115.2%; and

•	the stock ownership guidelines were revised to increase the minimum amount of WEC common stock the CEO is required to hold from 400% to 500% of base salary.

To the extent feasible, we believe it is important that the Company’s compensation program not dilute the interests of current stockholders. Therefore, we currently use open market purchases rather than new issue or treasury shares to satisfy our benefit plan obligations, including the exercise and vesting of stock options and restricted stock, respectively.

At the 2012 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our named executive officers with 90.1% of the votes cast. After considering this substantial level of approval as well as the Company’s strong financial and operational performance over the past several years, the Compensation Committee determined that the executive compensation program was working as intended and did not make any significant changes to the program for 2012.

P-30	WEC 2013 Annual Meeting Proxy Statement

Compensation Committee. The Compensation Committee of our Board of Directors is responsible for making decisions regarding compensation for executive officers of WEC and its principal subsidiaries and for developing our executive compensation philosophy. The assessment of the Chief Executive Officer’s performance and determination of the CEO’s compensation are among the principal responsibilities of the Compensation Committee. The Compensation Committee also approves the compensation of each of our other executive officers and recommends the compensation of our Board of Directors, with input from the Corporate Governance Committee, for approval by the Board. In addition, the Compensation Committee administers our long-term incentive compensation programs, including the 1993 Omnibus Stock Incentive Plan, amended and restated effective May 5, 2011, and the Wisconsin Energy Corporation Performance Unit Plan, as amended, which are discussed further below.

The Compensation Committee is comprised solely of directors who are “independent directors” under our corporate governance guidelines and the rules of the New York Stock Exchange. No member of the Compensation Committee is a current or former employee of WEC or its subsidiaries.

Competitive Data. As a general matter, we believe the labor market for WEC executive officers is consistent with that of general industry. Although we recognize our business is focused on the energy services industry, our goal is to have an executive compensation program that will allow us to be competitive in recruiting the most qualified candidates to serve as executive officers of the Company, including individuals who may be employed outside of the energy services industry. Further, in order to retain top performing executive officers, we believe our compensation practices must be competitive with those of general industry.

To confirm that our annual executive compensation is competitive with the market, we consider the market data obtained from Towers Watson. For 2012, Towers Watson provided us with compensation data from its 2012 Executive Compensation Data Bank, which contains information obtained from 435 companies of varying sizes in a wide range of businesses throughout general industry, including information from 95 companies within the “energy services” industry (i.e., companies with regulated and/or unregulated utility operations and independent power producers).

For purposes of determining the 2012 compensation of Messrs. Klappa, Fleming and Keyes, the term “market median” means the median level for an executive officer serving in a comparable position in a comparably sized company to WEC in general industry based on our analysis of the Towers Watson survey data.

With respect to Mr. Leverett, given the nature of his position as principal executive officer of our electric generation operations, we considered the average of (1) the median level for an individual serving as the top generation officer of a company comparable in size to We Energies in the energy services industry and (2) the median level for the chief executive officer in general industry in a business comparable in size to the generation operations of WEC. We also considered the same mix of data with respect to Mr. Kuester. Prior to March 1, 2011, Mr. Kuester served as the principal executive officer of our electric generation operations. Effective March 1, we requested that Mr. Kuester exchange roles with Mr. Leverett, then Chief Financial Officer, as part of our long-term management succession planning, and the Compensation Committee determined it would not be appropriate to reduce Mr. Kuester’s salary or change the method by which it would be adjusted in future years.

With respect to Ms. Rappé, given the scope of her responsibilities as Chief Administrative Officer of the Company, we considered the average of (1) the median level for an individual serving as the top administrative officer of a company comparable in size to We Energies in the energy services industry and (2) the median level for the top administrative officer in general industry in a business comparable in size to WEC.

With respect to Mr. Garvin, given the scope of his responsibilities as Senior Vice President – External Affairs of the Company, we considered the average of (1) the median level for an individual serving as the top governmental relations officer of a company comparable in size to WEC and (2) the median level for a “sector head” of a company comparable in size to WEC in the energy services industry. We define a “sector head” as an individual in charge of an area of a company that is a significant source of revenue for that company. We determined that Mr. Garvin’s compensation should reflect the complexity of the energy services industry and the significant impact the state and federal regulatory process has on the financial condition of the Company.

Our comparison of each component of compensation with the appropriate market data when setting the compensation levels of our named executive officers drives the allocation of cash versus non-cash compensation and short-term versus long-term incentive compensation.

Annual Base Salary. The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive compensation program.

In determining the annual base salaries to be paid to our named executive officers, we generally target base salaries to be within 10% of the market median for each named executive officer. However, the Compensation Committee may, in its discretion, adjust base salaries outside of this 10% band when the Committee deems it appropriate. The extent to which the Committee exercised discretion in establishing 2012 base salaries is set forth below.

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Actual salary determinations are made taking into consideration factors such as the relative levels of individual experience, performance, responsibility and contribution to the results of the Company’s operations. At the beginning of each year, Mr. Klappa develops a list of goals for WEC and its employees to achieve during the upcoming year. At the end of the year, Mr. Klappa measures the performance of the Company against each stated goal and provides a report to the Board of Directors. The Compensation Committee then takes the Company’s performance into consideration when establishing Mr. Klappa’s compensation for the upcoming year. Mr. Klappa undertakes a similar process with the named executive officers, who develop individual goals related to the achievement of the Company’s goals developed by Mr. Klappa. At the end of the year, each officer’s performance is measured against these goals. Compensation recommendations and determinations for the upcoming year for each executive officer take into consideration the level of such performance.

With respect to Mr. Klappa, based on the factors described above and the results of the Board’s annual CEO evaluation, the Compensation Committee approved an annual base salary of $1,209,393, which represented an increase of approximately 3%. The Compensation Committee believes that Mr. Klappa’s compensation should reflect the fact that his tenure of nine years as CEO is longer than many of those in a traditional market median. Therefore, in order to calibrate the effect on base salaries of longer service in the CEO position, the Compensation Committee also reviewed data from the twenty most valuable electric utility companies by market capitalization, including WEC.

A majority of the electric utility companies reviewed, including WEC, had chief executive officers with five or more years of service at the same company. When compared to base salaries of the tenured CEOs on this list, Mr. Klappa’s base salary ranked below the median.

The 20 most valuable electric utility companies by market capitalization(1) were:

• AES Corp.	• DTE Energy Co.	• FirstEnergy Corp.	• Public Service Enterprise Group
• Ameren Corporation	• Duke Energy Corp.	• NextEra Energy	• Sempra Energy
• American Electric Power Co.	• Edison International	• PG&E Corp.	• Southern Co. (2)
• Consolidated Edison	• Entergy Corp.	• PPL Corp.	• Wisconsin Energy Corp.
• Dominion Resources	• Exelon Corp.	• Progress Energy	• Xcel Energy

(1)	As determined by publicly available data.
(2)	Although Southern Company is in the list of the top 20 utilities, it was excluded from the analysis of such utilities as its CEO had been in the position for less than 11 months as of the effective date of the data, which the Committee did not believe was sufficient tenure.

Mr. Keyes’ base salary of $485,000 was established at the time he was named Chief Financial Officer based upon a review of the market compensation data. With respect to each other named executive officer, Mr. Klappa recommended an annual base salary to the Compensation Committee based upon a review of the market compensation data provided by Towers Watson and the factors described above. The Compensation Committee approved Mr. Klappa’s recommendations, which represented an average increase in annual base salary of approximately 3.3% for Messrs. Kuester, Leverett, Garvin and Fleming, and Ms. Rappé. The annual base salaries of Messrs. Keyes (assuming a full year of base salary as the Company’s CFO), Leverett and Garvin, and Ms. Rappé, were within 10% of the appropriate market median discussed above.

Mr. Kuester’s 2012 base salary was approximately 3.3% above the appropriate range. Mr. Kuester fully executed his new duties and responsibilities as the Company’s Chief Financial Officer, while at the same time continuing to assist in the development of a comprehensive corporate strategy and advise on the Company’s generation operations as necessary. In addition, the Compensation Committee recognized that Mr. Kuester’s nine years of service with the Company was longer than many of the executives included in the market median data. Therefore, the Compensation Committee approved a higher level of base salary.

Mr. Fleming’s 2012 annual base salary was prorated to reflect his retirement effective April 1, 2012.

Annual Cash Incentive Compensation. We provide annual cash incentive compensation through our Short-Term Performance Plan (STPP). The STPP provides for annual cash awards to named executive officers based upon the achievement of pre-established stockholder, customer and employee focused objectives. All payments under the plan are at risk. Payments are made only if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Payments under the STPP are intended to reward achievement of short-term goals that contribute to stockholder and customer value, as well as individual contributions to successful operations.

2012 Target Awards. Each year, the Compensation Committee approves a target level of compensation under the STPP for each of our named executive officers. This target level of compensation is expressed as a percentage of base salary. Each of Messrs. Klappa, Leverett and Garvin has an employment agreement with WEC that specifies a minimum target level of compensation under the STPP based on a percentage of such executive officer’s annual base salary. Mr. Kuester and Ms. Rappé had similar agreements. Other than Mr. Garvin’s agreement, the terms of these employment agreements provide that the target award may not be adjusted below these

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minimum levels unless the Board of Directors or Compensation Committee takes action resulting in the lowering of target awards for the entire senior executive group. The target levels contained in the employment agreements were negotiated and, we believe, consistent with market practice at the time the agreements were entered into. The market data we reviewed in connection with determining 2012 compensation continued to support these target levels and indicated that such levels reflected median incentive compensation practices for similar officers in similarly sized companies in general industry. The target award levels of the remaining named executive officers also reflect median incentive compensation practices as indicated by the market data.

For 2012, the Compensation Committee approved the target awards under the STPP for each named executive officer set forth below. For Messrs. Klappa, Kuester, Leverett and Fleming, and Ms. Rappé, the targets are unchanged from previous years.

Executive Officer	Target STPP Award as a Percentage of Base Salary
Mr. Klappa	100%
Mr. Kuester	80%
Ms. Rappé	60%
Mr. Leverett	80%
Mr. Fleming	70%
Mr. Garvin	60%
Mr. Keyes	75%

For 2012, the possible payout for any named executive officer ranged from 0% of the target award to 210% of the target award, based on performance.

2012 Performance Goals. The Compensation Committee adopted the 2012 STPP with a continued principal focus on financial results. In December 2011, the Compensation Committee approved WEC earnings per share from continuing operations as the primary performance measure to be used in 2012. We believe earnings per share from continuing operations is a key indicator of financial strength and performance and is recognized as such by the investment community. In January 2012, the Compensation Committee approved the performance goals under the STPP for WEC’s earnings per share from continuing operations as follows:

Earnings Per Share Performance Goal	Earnings Per Share Annual Growth	Payout Level
$2.24	2.8%	50%
$2.27	4.0%	100%
$2.28	4.5%	125%
$2.29	5.1%	200%

If the Company’s performance falls between these payout levels, the vesting percentage is determined by interpolating on a straight line basis the appropriate vesting percentage.

In addition, the Compensation Committee determined that if earnings per share from continuing operations were either $2.22 or $2.23, officers would receive an award determined by interpolating on a straight line basis the appropriate vesting percentage. Earnings per share of $2.21 or below would result in no payout.

To arrive at the 2012 earnings per share performance levels, the Compensation Committee evaluated the earnings per share five-year compound annual growth rates for the year ended 2010 for the companies included in the peer group established for purposes of the performance units, discussed below under “2012 Performance Units”. The Committee evaluated data through 2010 rather than 2011 because 2011 earnings per share data was not available at the time the 2012 performance goals were established in January 2012. The data indicated that the entry point to the top quartile of earnings growth required earnings per share growth of 4.0% to 5.0%. The Committee then considered WEC’s guidance range at that time for earnings per share in 2012 of $2.24 to $2.29, which reflected earnings growth of approximately 2.8% to 5.1% over the earnings per share in 2011 of $2.18. After evaluating all of the data and comparing the Company’s earnings guidance to the five-year compound annual growth rates of its custom peer group, the Compensation Committee determined that the Company’s guidance range reflected appropriate performance targets for the several different payout levels.

Similar to prior years, in December 2011 and January 2012, the Compensation Committee also approved operational performance measures and targets under the annual incentive plan. Annual incentive awards could be increased or decreased by up to 10% of the target award based upon the Company’s performance in the operational areas of customer satisfaction (5% weight), supplier and

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workforce diversity (2.5%) and safety (2.5%). The Compensation Committee recognizes the importance of strong operational results to the success of the Company, and has identified these three operational areas in particular as being critical to that success.

In addition to applying these financial and operational factors, the Compensation Committee retains the right to exercise discretion in adjusting awards under the STPP when it deems appropriate.

2012 Performance Under the STPP. In January 2013, the Compensation Committee reviewed our actual performance for 2012 against the financial and operational performance goals established under the STPP, subject to final audit. In 2012, the Company’s financial performance satisfied the maximum payout level established for earnings per share from continuing operations. Our earnings per share from continuing operations were $2.35 for 2012.

By satisfying the maximum payout level with respect to earnings per share from continuing operations, the named executive officers earned 200% of the target award from the financial goal component of the STPP.

With respect to operational goals in 2012, our performance generated a 10% increase to the compensation awarded under the STPP, as detailed below. The Compensation Committee measured customer satisfaction levels based on the results of surveys that an independent third party conducted of customers who had direct contact with the Company during the year, which measured (1) our customers’ satisfaction with the Company in general and (2) our customers’ satisfaction with respect to their particular interactions with the Company. In 2012, the Company exceeded target levels related to both measures leading to a 5.0% increase in the award. With respect to safety measures, the Company exceeded the target levels for both Occupational Safety and Health Administration (OSHA) recordable injuries and lost-time injuries leading to a 2.5% increase in the STPP award. The Company exceeded target level performance with respect to both supplier and workforce diversity, resulting in an increase in the STPP award of 2.5% for 2012.

The Compensation Committee did not factor individual contributions into determining the amount of the awards for the named executive officers. Because the Company’s performance against the financial and operational goals resulted in significant STPP awards in 2012, the Compensation Committee determined that no further adjustments based upon individual contributions or otherwise were appropriate.

Based on the Company’s performance against the financial and operational goals established by the Compensation Committee, Mr. Klappa received annual incentive cash compensation under the STPP of $2,539,725 for 2012. This represented 210% of his annual base salary. Messrs. Kuester, Leverett, Garvin and Keyes, and Ms. Rappé, received annual cash incentive compensation for 2012 under the STPP equal to 168%, 168%, 126%, 118%, and 126% of their respective annual base salaries, representing 210% of the target award for each officer. Because Mr. Keyes assumed the Chief Financial Officer position effective September 1, 2012, his annual cash incentive compensation reflects prorated amounts based upon his base salary and target STPP award as Vice President and Treasurer for eight months and as Executive Vice President and Chief Financial Officer for four months. Mr. Fleming’s cash incentive was prorated to reflect his four months of service with the Company in 2012, and represents 147% of the four months of base salary Mr. Fleming received.

Short-Term Dividend Equivalents. Under the STPP, certain officers, including the named executive officers, and employees are eligible to receive dividend equivalents in an amount equal to the number of performance units at the target 100% rate held by each such officer and employee on the dividend declaration date multiplied by the amount of cash dividends paid by Wisconsin Energy on a share of its common stock on such date. The short-term dividend equivalents vest at the end of each year only if Wisconsin Energy achieves the performance target or targets for that year established by the Compensation Committee in the same manner as the performance targets are established under the STPP for the annual incentive awards. For 2012, the Compensation Committee determined that the short-term dividend equivalents would be dependent upon Wisconsin Energy’s performance against a target for earnings from continuing operations. The Compensation Committee established $2.27 per share from continuing operations, approximately the mid-point of our earnings guidance, as the target, and the Company achieved $2.35 per share.

Long-Term Incentive Compensation. The Compensation Committee administers our 1993 Omnibus Stock Incentive Plan, amended and restated effective May 5, 2011, which is a stockholder-approved, long-term incentive plan designed to link the interests of our executives and other key employees to creating long-term stockholder value. It allows for various types of awards tied to the performance of our common stock, including stock options, stock appreciation rights and restricted stock. The Compensation Committee also administers the Wisconsin Energy Corporation Performance Unit Plan, under which the Committee may award performance units. The Compensation Committee primarily uses (1) performance units, (2) stock options and (3) restricted stock to deliver long-term incentive opportunities.

Each year, the Compensation Committee makes annual grants of performance units under the Performance Unit Plan. The performance units are designed to provide a form of long-term incentive compensation that aligns the interests of management with those of a typical utility stockholder who is focused not only on stock price appreciation but also on dividends. Under the terms of the performance units, payouts are based on the Company’s level of “total stockholder return” (stock price appreciation plus reinvested dividends) in comparison to a peer group of companies over a three-year performance period. The performance units are settled in cash.

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Each year, the Compensation Committee also makes annual stock option grants as part of our long-term incentive program. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and expire on the 10th anniversary of the grant date. Since management benefits from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of our stockholders in attaining long-term stock price appreciation.

The Compensation Committee also awards restricted stock as part of the long-term incentive plan, consistent with market practice. Similar to performance units, restricted stock aligns the interests of management with a typical utility stockholder who is focused on stock price appreciation and dividends.

Aggregate 2012 Long-Term Incentive Awards. In establishing the target value of long-term incentive awards for each named executive officer in 2012, we analyzed the market compensation data included in the Towers Watson survey. For Messrs. Klappa, Fleming, Garvin and Keyes, and Ms. Rappé, we determined the ratio of (1) the market median value of long-term incentive compensation to (2) the market median level of annual base salary, and multiplied each annual base salary by the applicable market ratio to determine the value of long-term incentive awards to be granted. Because Mr. Keyes was not yet Chief Financial Officer at the time of the 2012 long-term award computation and grant, his long-term award was based upon his salary as Vice President and Treasurer. For both Messrs. Kuester and Leverett, we established the same target level of long-term incentive compensation using the average of the results obtained for each officer. We wanted to establish parity in long-term incentive opportunity between the heads of the financial and key operational areas of the Company because of the critical role each played in executing the Company’s long-term strategy which, through 2012, was substantially dependent on the Company’s Power the Future strategy, including the recovery of associated costs through the rate-setting process. This target value of long-term incentive compensation for each named executive officer was presented to and approved by the Compensation Committee.

For 2012, the Compensation Committee approved a long-term incentive award consisting of 70% performance units, 15% stock options and 15% restricted stock. This allocation differs slightly from the 2011 allocation of 80% performance units, 10% stock options and 10% restricted stock. The market data indicated that companies were increasing the allocation of stock options and restricted stock in the total mix of long-term compensation. The Compensation Committee continues to believe that the long-term award must be tied to Company performance and shareholder value, and that performance units are an effective tool to achieve this goal.

2012 Stock Option Grants. In December 2011, the Compensation Committee approved the grant of stock options to each of our named executive officers and established an overall pool of options that were granted to approximately 120 other employees. These option grants were made effective January 3, 2012, the first trading day of 2012. The options were granted with an exercise price equal to the average of the high and low prices reported on the New York Stock Exchange for shares of WEC common stock on the grant date. The options were granted in accordance with our standard practice of making annual stock option grants effective on the first trading day of each year, and the timing of the grants was not tied to the timing of any release of material information. These stock options have a term of 10 years and vest 100% on the third anniversary of the date of grant. The vesting of the stock options may be accelerated in connection with a change in control or an executive officer’s termination of employment. See “Potential Payments upon Termination or Change in Control” under “Executive Compensation” for additional information.

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For purposes of determining the appropriate number of options to grant to a particular named executive officer, the value of an option was determined based on the Black-Scholes option pricing model. We use the Black-Scholes option pricing model for purposes of the compensation valuation. This valuation approach is consistent with the market information we review from Towers Watson. The following table provides the number of options granted to each named executive officer in 2012.

Executive Officer	Options Granted
Mr. Klappa	255,280
Mr. Kuester	112,250
Ms. Rappé	33,345
Mr. Leverett	112,250
Mr. Fleming	40,755
Mr. Garvin	19,225
Mr. Keyes	10,460

For financial reporting purposes, the stock options granted in 2012 had a grant date fair value of $2.99 per option for Messrs. Klappa, Kuester and Fleming, and Ms. Rappé, and a grant date fair value of $3.96 for Messrs. Leverett, Garvin and Keyes. Messrs. Klappa, Kuester and Fleming, and Ms. Rappé, are considered to be “retirement eligible.” Therefore, their options are presumed to have a shorter expected life, which results in a lower option value.

2012 Restricted Stock Awards. In December 2011, the Compensation Committee also approved the grant of restricted stock to each of our named executive officers and established an overall pool of restricted stock that was granted to approximately 120 other employees. These grants were also made effective January 3, 2012. The restricted stock vests in three equal annual installments beginning on January 3, 2013. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee. See “Potential Payments upon Termination or Change in Control” under “Executive Compensation” for additional information. Tax withholding obligations related to vesting may be satisfied, at the option of the executive officer, by withholding shares otherwise deliverable upon vesting or by cash. The named executive officers have the right to vote the restricted stock and to receive cash dividends at the same time that the Company declares and pays a dividend to its stockholders.

For purposes of determining the appropriate number of shares of restricted stock to grant to a particular named executive officer, the Compensation Committee used a value of $34.875 per share. This value was based on the volume weighted price of WEC’s common stock for the ten trading days beginning on December 5, 2011 and ending on December 16, 2011. The Compensation Committee uses the volume weighted price in order to minimize the impact of day to day volatility in the stock market. The measurement period is customarily mid- to late December to shorten the timeframe between the calculation of the awards and the actual grant date. The following table provides the number of shares of restricted stock granted to each named executive officer in 2012.

Executive Officer	Restricted Stock Granted
Mr. Klappa	20,193
Mr. Kuester	8,880
Ms. Rappé	2,637
Mr. Leverett	8,880
Mr. Fleming	3,225
Mr. Garvin	1,521
Mr. Keyes	828

2012 Performance Units. In 2012, the Compensation Committee granted performance units to each of our named executive officers and approved a pool of performance units that were granted to approximately 120 other employees. With respect to the 2012 performance units, the amount of the benefit that ultimately vests will be dependent upon the Company’s total stockholder return over a three-year period ending December 31, 2014, as compared to the total stockholder return of the custom peer group of companies described below. Total stockholder return is the calculation of total return (stock price appreciation plus reinvestment of dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period.

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Upon vesting, the performance units will be settled in cash in an amount determined by multiplying the number of performance units that have vested by the closing price of the Company’s common stock on the last trading day of the performance period.

In addition to Wisconsin Energy Corporation, the peer group used for purposes of the performance units was comprised of: Alliant Energy Corporation; Ameren Corporation; American Electric Power Company, Inc.; Avista Corporation; CMS Energy Corporation; Consolidated Edison, Inc.; DTE Energy Company; Duke Energy Corp.; FirstEnergy Corp.; Great Plains Energy; Integrys Energy Group, Inc.; NiSource Inc.; Northeast Utilities; Nstar; NV Energy, Inc.; OGE Energy Corp.; Pepco Holdings, Inc.; PG&E Corporation; Pinnacle West Capital Corporation; Portland General; Progress Energy Inc.; SCANA Corporation; Sempra Energy; The Southern Company; Westar Energy, Inc.; and Xcel Energy Inc. This peer group was chosen because we believe these companies are similar to WEC in terms of business model and long-term strategies, with a focus on regulated utility operations rather than a non-regulated business model.

Effective with the 2012 award of performance units, CMS Energy Corporation replaced Allegheny Energy in the custom peer group as FirstEnergy acquired Allegheny Energy effective February 25, 2011, and FirstEnergy is already part of the peer group.

The required percentile ranking for total stockholder return and the applicable vesting percentage are set forth in the chart below.

Performance Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If the Company’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating on a straight line basis the appropriate vesting percentage. Unvested performance units generally are immediately forfeited upon a named executive officer’s cessation of employment with WEC prior to completion of the three-year performance period. However, the performance units will vest immediately at the target 100% rate upon (1) the termination of the named executive officer’s employment by reason of disability or death or (2) a change in control of WEC while the named executive officer is employed by WEC. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment of the named executive officer by reason of retirement prior to the end of the three-year performance period.

For purposes of determining the appropriate number of performance units to grant to a particular named executive officer, the Compensation Committee used a value of $34.875 per unit, the same value used for the restricted stock. The following table provides the number of units granted to each named executive officer at the 100% target level.

Executive Officer	Performance Units Granted
Mr. Klappa	94,245
Mr. Kuester	41,440
Ms. Rappé	12,310
Mr. Leverett	41,440
Mr. Fleming	15,045
Mr. Garvin	7,095
Mr. Keyes	3,860

2012 Payouts Under Previously Granted Long-Term Incentive Awards. In 2010, the Compensation Committee granted performance unit awards to participants in the plan, including the named executive officers. The terms of the performance units granted in 2010 were substantially similar to those of the performance units granted in 2012 described above, and the required performance percentile ranks and related vesting schedule were identical to that of the 2012 units.

Payouts under the 2010 performance units were based on our total stockholder return for the three-year performance period ended December 31, 2012 against the same group of peer companies used for the 2012 performance unit awards, except that the 2010 peer group of companies did not include CMS Energy Corporation.

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For the three-year performance period ended December 31, 2012, our total stockholder return was at the 65th percentile of the peer group, resulting in the performance units vesting at a level of 115.2%. The actual payouts were determined by multiplying the number of vested performance units by the closing price of our common stock ($36.85) on December 31, 2012, the last trading day of the performance period. The actual payout to each named executive officer is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2012” table. This table also reflects amounts realized by the named executive officers in connection with the exercise in 2012 of any vested stock options and the amounts realized by the named executive officers in connection with the vesting of previously granted restricted stock. For information on other outstanding equity awards held by our named executive officers at December 31, 2012, please refer to the table entitled “Outstanding Equity Awards at Fiscal Year-End 2012”.

Stock Ownership Guidelines. The Compensation Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by officers who participate in the program, including the named executive officers. Accordingly, the Compensation Committee has implemented stock ownership guidelines for officers of the Company which, as discussed under the Executive Summary above, were revised in July 2012. These guidelines, as amended, provide that each executive officer, including the named executive officers, should, over time (generally within five years of appointment as an executive officer), acquire and hold Company common stock having a minimum fair market value ranging from 250% to 500% of base salary. In addition to shares owned outright, holdings of each of the following are included in determining compliance with our stock ownership guidelines: restricted stock; WEC phantom stock units held in the Executive Deferred Compensation Plan; WEC stock held in the 401(k) plan; performance units at target; and shares held by a brokerage account, jointly with an immediate family member or in a trust.

The Compensation Committee periodically reviews whether executive officers are in compliance with these guidelines. The last review was completed in July 2012. The Compensation Committee determined that all of the named executive officers satisfied, or were making appropriate progress to satisfy, these guidelines.

Policy Regarding Hedging the Economic Risk of Stock Ownership. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Therefore, we have a policy under which directors, officers and employees, including the named executive officers, are prohibited from engaging in any such transactions.

Retirement Programs. We also maintain retirement plans in which our named executive officers participate: a defined benefit pension plan of the cash balance type, two supplemental executive retirement plans and individual letter agreements with several of the named executive officers. We believe our retirement plans are a valuable benefit in the attraction and retention of our employees, including the named executive officers. We believe that providing a foundation for long-term financial security for our employees, beyond their employment with the Company, is a valuable component of our overall compensation program which will inspire increased loyalty and improved performance. For more information about our retirement plans, see “Pension Benefits at Fiscal Year-End 2012” and “Retirement Plans” later in this proxy statement.

Other Benefits, Including Perquisites. The Company provides its executive officers, including the named executive officers, with employee benefits and a limited number of perquisites. Except as specifically noted elsewhere in this proxy statement, the employee benefits programs in which executive officers participate (which provide benefits such as medical coverage, retirement benefits and annual contributions to a qualified savings plan) are generally the same programs offered to substantially all of the Company’s salaried employees.

The perquisites made available to executive officers include financial planning, membership in a service that provides health care and safety management when traveling outside the United States, payment of the cost of a mandatory physical exam that the Board requires annually, limited spousal travel for business purposes and the cost of a residential security system. The Company also pays periodic dues and fees for club memberships for certain of the named executive officers and other designated officers. In addition, certain executive officers receive tax gross-ups to reimburse the officer for certain tax liabilities related to perquisites. For a more detailed discussion of perquisites made available to our named executive officers, please refer to the notes following the Summary Compensation Table.

We periodically review market data regarding executive perquisite practices. We reviewed a survey conducted by The Ayco Company, L.P., a financial services firm (“AYCO”), in 2011 of 349 companies throughout general industry. We reviewed 2011 data as this survey is only conducted every two years. Based upon this review, we believe that the perquisites we provide to our executive officers are generally market competitive. In July 2011, the Compensation Committee adopted a new policy with respect to tax gross-ups on perquisites. The policy provides that only those officers who were receiving gross-ups from the Company as of July 2011 will continue to receive tax gross-ups. Other than Mr. Keyes, all of the named executive officers were receiving gross-ups from the Company prior to July 2011.

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We reimburse those executives who are still eligible for gross-ups for taxes paid on income attributable to the financial planning benefits provided to our executives only if the executive uses the Company’s identified preferred provider, AYCO. We believe the use of our preferred financial adviser provides administrative benefits and eases communication between Company personnel and the financial adviser. We pay periodic dues and fees for certain club memberships as we have found that the use of these facilities helps foster better customer relationships. Officers, including the named executive officers, are expected to use clubs for which the Company pays dues primarily for business purposes. We do not pay any additional expenses incurred for personal use of these facilities, and officers are required to reimburse the Company to the extent that it pays for any such personal use. The total annual club dues are included in the Summary Compensation Table. We do not permit personal use of the airplane in which the Company owns a partial interest. We do allow spousal travel if an executive’s spouse is accompanying the executive on business travel and the airplane is not fully utilized by Company personnel. There is no incremental cost to the Company for this travel, other than the reimbursement for taxes paid on imputed income attributable to the executives for this perquisite, as the airplane cost is the same regardless of whether an executive’s spouse travels.

In addition, each of our executive officers participates in a death benefit only plan. Under the terms of the plan, upon an executive officer’s death while employed by the Company, a benefit is paid to his or her designated beneficiary in an amount equal to the after-tax value of three times the officer’s base salary at the time of death.

Severance Benefits and Change in Control. We believe that the interests of stockholders will be best served if the interests of the Company’s executive officers are aligned with them, and providing severance benefits should eliminate, or at least reduce, any reluctance of management to pursue potential transactions that may be in the best interests of stockholders.

The Company previously entered into employment agreements that provided for severance and change in control benefits to certain of its executive officers. Several years ago, the Compensation Committee agreed that it would no longer offer these specific benefits in future employment agreements. Therefore, Messrs. Garvin and Keyes have not entered into an employment agreement that provides for these benefits; however they are eligible to participate in the Company’s Severance Pay Plan. Each of Messrs. Klappa, Kuester, Leverett and Fleming, and Ms. Rappé, either have or had an employment agreement with the Company which includes severance and change in control provisions. Under the terms of these agreements, the applicable named executive officer is entitled to certain benefits in the event of a termination of employment (1) in anticipation of or following a change in control by the Company for any reason other than cause, death or disability; (2) by the applicable executive officer for good reason in connection with or in anticipation of a change in control; or (3) by the applicable executive officer after completing one year of service following a change in control. For a more detailed discussion of the severance and change in control benefits available under these agreements, and to our executive officers generally, see “Potential Payments upon Termination or Change in Control” later in this proxy statement.

In addition, our supplemental pension plan provides that in the event of a change in control, each named executive officer will be entitled to a lump sum payment of amounts due under the plan if employment is terminated within 18 months of the change in control.

As we previously reported, Ms. Rappé elected to conclude her employment with the Company effective February 28, 2013, in conjunction with an organizational restructuring. The Company entered into a Separation Agreement and General Release with Ms. Rappé. Pursuant to the terms of this agreement, Ms. Rappé will receive payments totaling $2,500,000 in lieu of any compensation she may have been entitled to under her employment agreement. In addition, Ms. Rappé is deemed fully vested under her supplemental executive retirement plan benefit B payable under the Company’s supplemental pension plan. For additional information on this benefit, see “Pension Benefits at Fiscal Year-End 2012” and “Retirement Plans” later in this proxy statement.

Messrs. Kuester and Fleming retired effective January 4, 2013 and April 1, 2012, respectively. Upon his retirement, the Company entered into a consulting agreement with Mr. Kuester whereby the Company will pay him $9,500 per month in exchange for his consulting services on major construction projects and other generation matters. Although Mr. Kuester retired, we believe it is in the best interests of the Company’s stockholders and customers to retain his services in some capacity because of his significant experience in the utility industry and his considerable knowledge of the Company’s generating system, including all of the major construction projects that went into service over the course of the past several years.

Impact of Prior Compensation. The Compensation Committee does not believe it is appropriate to consider the amounts realized or realizable from prior incentive compensation awards when establishing future levels of short-term and long-term incentive compensation.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1 million per year, unless the compensation is performance-based under Section 162(m) and is issued through a plan that has been approved by stockholders. Although the Compensation Committee takes into consideration the provisions of Section 162(m), it believes that maintaining tax deductibility is only one consideration among many in the design of an effective executive compensation program.

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With respect to 2012 compensation for the named executive officers, the stock option grants under the 1993 Omnibus Stock Incentive Plan have been structured to qualify as performance based compensation under Section 162(m). The remaining components of the 2012 compensation program do not qualify for tax deductibility under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

John F. Bergstrom, Committee Chair
Thomas J. Fischer
Ulice Payne, Jr.

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EXECUTIVE COMPENSATION

The following table summarizes total compensation awarded to, earned by or paid to WEC’s Chief Executive Officer, Chief Financial Officer and each of WEC’s other three most highly compensated executive officers as of December 31, 2012, as well as Messrs. Kuester and Fleming (the “named executive officers”).

Summary Compensation Table

(a)	(b)	(c)		(d)	(e)		(f)	(g)		(h)	(i)	(j)
Name and Principal Position	Year	Salary		Bonus	Stock Awards (5)		Option Awards (7)	Non-Equity Incentive Plan Compensation (8)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (9)	All Other Compensation (10) (11)	Total
		($)		($)	($)		($)	($)		($)	($)	($)
Gale E. Klappa
Chairman of the Board,	2012	1,209,393		—	3,991,025		763,287	2,951,811		3,938,995	223,467	13,077,978
President and Chief	2011	1,174,168		—	3,849,042		341,469	2,724,879		3,041,481	215,408	11,346,447
Executive Officer of	2010	1,129,008		—	3,716,818		393,835	2,462,868		2,399,257	214,033	10,315,819
WEC, WE and WG
Frederick D. Kuester (1)
Executive Vice President	2012	705,828		—	1,964,313	(6)	335,628	1,382,830		1,318,341	99,533	5,806,473
of WEC, WE and WG	2011	683,280		—	1,774,937		157,464	1,275,580		776,443	101,200	4,768,904
	2010	657,000		—	1,934,290		204,971	1,152,390		1,117,215	91,782	5,157,648
Kristine A. Rappé
Senior Vice President	2012	420,117		—	521,276		99,702	587,547		1,526,410	2,565,271	5,720,323
and Chief Administrative	2011	407,881		—	518,805		46,008	551,568		567,937	73,506	2,165,705
Officer of WEC, WE	2010	393,708		—	574,157		80,049	509,504		555,288	110,660	2,223,366
and WG
Allen L. Leverett
Executive Vice President	2012	652,856		—	1,754,910		444,510	1,293,839		1,115,374	104,251	5,365,740
of WEC, WE and WG	2011	632,000		—	1,774,937		221,071	1,189,430		648,802	98,770	4,565,010
	2010	607,680		—	1,934,290		269,771	1,070,026		387,507	106,512	4,375,786
James C. Fleming (2)
Former Executive Vice	2012	118,101	(4)	—	841,682	(6)	121,857	191,157	(4)	98,455	55,813	1,427,065
President and General	2011	458,200		—	623,751		55,338	718,742		270,310	68,829	2,195,170
Counsel of WEC, WE and WG	2010	441,000		—	688,539		72,961	664,059		219,747	76,425	2,162,731
Robert M. Garvin (3)
Senior Vice President	2012	363,300		—	300,483		76,131	466,272		49,299	51,070	1,306,555
of WEC, WE and WG
J. Patrick Keyes (3)
Executive Vice President	2012	345,400		—	163,495		41,422	413,593		39,508	40,691	1,044,109
and Chief Financial Officer of WEC, WE and WG

(1)

Mr. Kuester was the Chief Financial Officer of WEC, WE and WG until September 1, 2012. Mr. Kuester remained as an Executive Vice President with each Company until his retirement effective January 4, 2013.

(2)	Mr. Fleming retired effective April 1, 2012.
(3)

Mr. Garvin and Mr. Keyes, who was named Chief Financial Officer effective September 1, 2012, became named executive officers in 2012. Therefore, no information has been provided for 2011 or 2010 for either officer.

(4)	Represents pro rata amounts earned by Mr. Fleming prior to his retirement.
(5)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of performance units and restricted stock awarded to each named executive officer in the respective year for which such amounts are reported. The amounts reported for the performance units are based upon the probable outcome as of the grant date of associated performance and market conditions, and are consistent with our estimate, as

P-41	WEC 2013 Annual Meeting Proxy Statement

of the grant date, of aggregate compensation cost to be recognized over the three-year performance period. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon the Company’s performance and the executive’s number of additional years of service with the Company. The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance, for each of Messrs. Klappa, Kuester, Leverett, Fleming, Garvin and Keyes, and Ms. Rappé, is $5,751,899, $2,529,135, $2,529,135, $918,224, $433,008, $235,581 and $751,312 for the 2012 awards, respectively. The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance, for each of Messrs. Klappa, Kuester, Leverett and Fleming, and Ms. Rappé, is $5,987,330, $2,761,013, $2,761,013, $970,170 and $806,851 for the 2011 awards, respectively; and $5,781,839, $3,009,090, $3,009,090, $1,071,062 and $893,133 for the 2010 awards, respectively.
(6)

In connection with Messrs. Kuester’s and Fleming’s retirements, and in light of their many contributions to the success of the Company, the Compensation Committee accelerated the vesting of 5,590 and 5,825 shares of restricted stock previously awarded to Mr. Kuester and Mr. Fleming, respectively. The incremental fair value associated with each acceleration was $209,403 and $204,516, respectively, which is included in the reported amounts. Although Mr. Kuester’s shares of restricted stock vested effective January 2, 2013, the Company accrued the costs in 2012.

(7)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of options awarded to each named executive officer in the respective year for which such amounts are reported. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon Company performance. In accordance with FASB ASC Topic 718, we made certain assumptions in our calculation of the grant date fair value of the stock options. See “Stock Options” in Note A — Summary of Significant Accounting Policies and Note H — Common Equity in the Notes to Consolidated Financial Statements in our 2012 Annual Report on Form 10-K for a description of these assumptions. For 2012, the assumptions made in connection with the valuation of the stock options are the same as described in Note A, except that the expected life of the options is 4.3 years for Messrs. Klappa, Kuester and Fleming, and Ms. Rappé, and 8.0 years for Messrs. Leverett, Garvin and Keyes, and the expected forfeiture rate is 0%. The change in the expected life of the options as set forth in Note A resulted from the fact that Messrs. Klappa, Kuester and Fleming, and Ms. Rappé were “retirement eligible” as of December 31, 2012, and Messrs. Leverett, Garvin and Keyes were not, whereas the assumption described in Note A is a weighted average of all option holders.

For 2011, the assumptions made in connection with the valuation of the stock options are the same as described in Note A, except that the expected life of the options is 4.3 years for Messrs. Klappa, Kuester and Fleming, and Ms. Rappé, and 7.7 years for Mr. Leverett, and the expected forfeiture rate is 0%.

For 2010, the assumptions made in connection with the valuation of the stock options are the same as described in Note A, except that the expected life of the options is 4.9 years for Messrs. Klappa, Kuester and Fleming, and 7.6 years for Ms. Rappé and Mr. Leverett, and the expected forfeiture rate is 0%. Only Messrs. Klappa, Kuester and Fleming were “retirement eligible” as of December 31, 2010.

For 2012, 2011 and 2010, the change in the expected forfeiture rate to 0% from 2.0%, as set forth in Note A, is due to the assumption that the named executive officers will not forfeit any of their stock options.

(8)

Consists of the annual incentive compensation and short-term dividend equivalents earned under Wisconsin Energy’s Short-Term Performance Plan. The amounts earned for each award for 2012 are shown below:

	Annual Incentive	Short-Term Dividend
Name	Award ($)	Equivalents ($)	Total ($)
Gale E. Klappa	2,539,725	412,086	2,951,811
Frederick D. Kuester	1,185,790	197,040	1,382,830
Kristine A. Rappé	529,347	58,200	587,547
Allen L. Leverett	1,096,799	197,040	1,293,839
James C. Fleming	173,609	17,548	191,157
Robert M. Garvin	457,758	8,514	466,272
J. Patrick Keyes	408,961	4,632	413,593

(9)

The amounts reported for 2012, 2011 and 2010 reflect the aggregate change in the actuarial present value of each applicable named executive officer’s accumulated benefit under all defined benefit plans from December 31, 2011 to December 31, 2012, December 31, 2010 to December 31, 2011, and December 31, 2009 to December 31, 2010, respectively. For 2012, the amounts reported also include above-market earnings on compensation that is deferred by the named executive officers into the Prime Rate Fund under WEC’s Executive Deferred Compensation Plan. Above-market earnings represent the difference between the interest rate used to calculate earnings under the Plan and 120% of the applicable federal long-term rate prescribed by the Internal

P-42	WEC 2013 Annual Meeting Proxy Statement

Revenue Code. The named executive officers did not receive any above-market or preferential earnings on deferred compensation in 2011 or 2010. The amounts for each component for 2012 are shown below:

	Change in Pension	Non-Qualified Deferred
Name	Value ($)	Compensation Earnings ($)	Total ($)
Gale E. Klappa	3,932,203	6,792	3,938,995
Frederick D. Kuester	1,314,373	3,968	1,318,341
Kristine A. Rappé	1,525,371	1,039	1,526,410
Allen L. Leverett	1,112,513	2,861	1,115,374
James C. Fleming	97,278	1,177	98,455
Robert M. Garvin	49,288	11	49,299
J. Patrick Keyes	39,508	—	39,508

The terms of the pension plan did not change, and no changes were made in the method of calculating benefits thereunder. For 2012, 2011 and 2010, the applicable discount rate used to value pension plan liabilities was reduced from 5.05% to 4.10%, 5.60% to 5.05% and 6.05% to 5.60%, respectively, consistent with the overall decline in interest rates over the last few years. As the discount rate decreases, the Company’s pension funding obligation increases. The changes in the actuarial present values of the named executive officers’ pension benefits do not constitute cash payments to the named executive officers.

The pension values reported represent only Wisconsin Energy’s obligation of the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit plans. Messrs. Klappa, Kuester and Leverett are entitled to receive pension benefits from prior employers. To the extent such prior employers are unable to pay their pension obligations, Wisconsin Energy may be obligated to pay the total amount.

(10)

During 2012, each named executive received financial planning services and, except for Mr. Fleming and Mr. Keyes, the cost of an annual physical exam; Messrs. Klappa, Leverett and Garvin, and Ms. Rappé, received reimbursement for club dues; Messrs. Klappa, Kuester, Leverett and Keyes were provided with membership in a service that provides healthcare and safety management when traveling outside the United States; and Mr. Klappa received reimbursement for the cost of a home security system. In addition, the named executives were eligible to receive reimbursement for taxes paid on imputed income attributable to certain perquisites including spousal travel and related costs for industry events where it is customary and expected that officers attend with their spouses. During 2012, Mr. Klappa utilized the benefit of spousal travel for business purposes with the associated tax reimbursement. These tax reimbursements are reflected in the Summary Compensation Table (see the third bullet point in Note 11 below). Other than the tax reimbursement, there is no incremental cost to the Company related to this spousal travel.

(11)

For Mr. Klappa, the amount reported in All Other Compensation for 2012 includes $18,085 attributable to Wisconsin Energy’s Directors’ Charitable Awards Program in connection with Mr. Klappa’s service on the Company’s Board of Directors. See “Director Compensation” for a description of the Directors’ Charitable Awards Program.

Ms. Rappé elected to conclude her employment with the Company effective February 28, 2013, in conjunction with an organizational restructuring. Ms. Rappé entered into a Separation Agreement and General Release effective December 28, 2012, pursuant to which she will receive payments totaling $2,500,000. The amount reported for Ms. Rappé in All Other Compensation for 2012 includes the accrual of these payments. Ms. Rappé will also be deemed to be vested in her Supplemental Executive Retirement Plan Benefit B as if she had attained the age of 60 while employed by the Company.

All Other Compensation for Messrs. Klappa, Kuester, Leverett, Fleming, Garvin and Keyes, and Ms. Rappé, for 2012 also consists of:

•	Employer matching of contributions into the 401(k) plan in the amount of $10,000 for Messrs. Klappa, Kuester and Fleming, and Ms. Rappé, and $9,750 for Messrs. Leverett, Garvin and Keyes;
•

“Make-whole” payments under the Executive Deferred Compensation Plan that provides a match at the same level as the 401(k) plan (4% for up to 7% of wages) for all deferred salary and bonus not otherwise eligible for a match in the amounts of $137,291, $64,435, $58,870, $21,951, $12,280, $10,556 and $14,200, respectively; and

•	Tax reimbursements or “gross-ups” for all applicable perquisites in the amounts of $29,504, $10,547, $15,033, $10,547, $11,483, $0 and $13,717, respectively.

Percentages of Total Compensation.

For Messrs. Klappa, Kuester, Leverett, Fleming, Garvin and Keyes, and Ms. Rappé, (1) salary (as reflected in column (c) above) represented approximately 9%, 12%, 12%, 8%, 28%, 33% and 7%, respectively, of total compensation (as shown in column (j) above) in 2012, (2) annual incentive compensation and short-term dividend equivalents (as reflected in column (g) above) represented

P-43	WEC 2013 Annual Meeting Proxy Statement

approximately 23%, 24%, 24%, 13%, 36%, 40% and 10%, respectively, of total compensation in 2012, and (3) salary and annual incentive compensation and short-term dividend equivalents together represented approximately 32%, 36%, 36%, 22%, 63%, 73%, and 18%, respectively, of total compensation in 2012.

For Messrs. Klappa, Kuester, Leverett and Fleming, and Ms. Rappé, (1) salary (as reflected in column (c) above) represented approximately 10%, 14%, 14%, 21% and 19%, respectively, of total compensation (as shown in column (j) above) in 2011, (2) annual incentive compensation and short-term dividend equivalents (as reflected in column (g) above) represented approximately 24%, 27%, 26%, 33% and 25%, respectively, of total compensation in 2011, and (3) salary and annual incentive compensation and short-term dividend equivalents together represented approximately 34%, 41%, 40%, 54% and 44%, respectively, of total compensation in 2011.

For Messrs. Klappa, Kuester, Leverett and Fleming, and Ms. Rappé, (1) salary represented approximately 11%, 13%, 14%, 20% and 18%, respectively, of total compensation in 2010, (2) annual incentive compensation and short-term dividend equivalents represented approximately 24%, 22%, 24%, 31% and 23%, respectively, of total compensation in 2010, and (3) salary and annual incentive compensation together represented approximately 35%, 35%, 38%, 51% and 41%, respectively, of total compensation in 2010.

P-44	WEC 2013 Annual Meeting Proxy Statement

Grants of Plan-Based Awards for Fiscal Year 2012

The following table shows additional data regarding incentive plan awards to the named executive officers in 2012.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units(4)	All Other Option Awards (5)			Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Action Date (1)	Threshold	Target	Maximum	Threshold	Target	Maximum		Number of Securities Underlying Options	Exercise or Base Price (6)	Closing Market Price (7)
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
Gale E. Klappa	1/19/12 1/19/12 1/03/12 1/03/12 1/03/12	— — 12/1/11 12/1/11 12/1/11	201,606 — — — —	1,209,393 412,086 — — —	2,539,725 — — — —	— — 23,561 — —	— — 94,245 — —	— — 164,929 — —	— — — 20,193 —	— — — — 255,280	— — — — 34.875	— — — — 34.55	— — 3,286,794 704,231 763,287
Frederick D. Kuester	1/19/12 1/19/12 1/03/12 1/03/12 1/03/12	— — 12/1/11 12/1/11 12/1/11	94,129 — — — —	564,662 197,040 — — —	1,185,790 — — — —	— — 10,360 — —	— — 41,440 — —	— — 72,520 — —	— — — 8,880 —	— — — — 112,250	— — — — 34.875	— — — — 34.55	— — 1,445,220 309,690 335,628
Kristine A. Rappé	1/19/12 1/19/12 1/03/12 1/03/12 1/03/12	— — 12/1/11 12/1/11 12/1/11	42,020 — — — —	252,070 58,200 — — —	529,347 — — — —	— — 3,078 — —	— — 12,310 — —	— — 21,543 — —	— — — 2,637 —	— — — — 33,345	— — — — 34.875	— — — — 34.55	— — 429,311 91,965 99,702
Allen L. Leverett	1/19/12 1/19/12 1/03/12 1/03/12 1/03/12	— — 12/1/11 12/1/11 12/1/11	87,065 — — — —	522,285 197,040 — — —	1,096,799 — — — —	— — 10,360 — —	— — 41,440 — —	— — 72,520 — —	— — — 8,880 —	— — — — 112,250	— — — — 34.875	— — — — 34.55	— — 1,445,220 309,690 444,510
James C. Fleming	1/19/12 1/19/12 1/03/12 1/03/12 1/03/12	— — 12/1/11 12/1/11 12/1/11	13,781 — — — —	82,671 17,548 — — —	173,609 — — — —	— 3,761 — —	— — 15,045 — —	— — 26,329 — —	— — — 3,225 —	— — — — 40,755	— — — — 34.875	— — — — 34.55	— — 524,694 112,472 121,857
Robert M. Garvin	1/19/12 1/19/12 1/03/12 1/03/12 1/03/12	— — 12/1/11 12/1/11 12/1/11	36,337 — — — —	217,980 8,514 — — —	457,758 — — — —	— — 1,774 — —	— — 7,095 — —	— — 12,416 — —	— — — 1,521 —	— — — — 19,225	— — — — 34.875	— — — — 34.55	— — 247,438 53,045 76,131
J. Patrick Keyes	1/19/12 1/19/12 1/03/12 1/03/12 1/03/12	— — 12/1/11 12/1/11 12/1/11	32,464 — — — —	194,743 4,632 — — —	408,961 — — — —	— — 965 — —	— — 3,860 — —	— — 6,755 — —	— — — 828 —	— — — — 10,460	— — — — 34.875	— — — — 34.55	— — 134,618 28,877 41,422

(1)	On December 1, 2011, the Compensation Committee awarded the 2012 option, restricted stock and performance unit grants effective the first trading day of 2012 (January 3, 2012).
(2)

Non-equity incentive plan awards consist of annual incentive awards under Wisconsin Energy’s Short-Term Performance Plan (reported on the first line) and short-term dividend equivalents (reported on the second line). The short-term dividend equivalents only vest upon achievement of the established performance target; otherwise, no dividend equivalents vest. For a more detailed description of the Short-Term Performance Plan and short-term dividend equivalents, see the Compensation Discussion and Analysis.

For Mr. Fleming, these represent prorated amounts to account for his retirement effective April 1, 2012. For Mr. Keyes, the STPP award reflects prorated amounts based upon his base salary and target STPP award as Vice President and Treasurer for eight months and as Executive Vice President and Chief Financial Officer for four months.

(3)

Consists of performance units awarded under the Wisconsin Energy Corporation Performance Unit Plan. For a more detailed description of the terms of the performance units, see the Compensation Discussion and Analysis.

P-45	WEC 2013 Annual Meeting Proxy Statement

(4)	Consists of restricted stock awarded under the 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the restricted stock, see the Compensation Discussion and Analysis.
(5)

Consists of non-qualified stock options to purchase shares of Wisconsin Energy common stock pursuant to the 1993 Omnibus Stock Incentive Plan. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. The options fully vest and become exercisable three years from the date of grant. Notwithstanding the preceding sentence, the options become immediately exercisable upon the occurrence of a change in control or termination of employment by reason of retirement, disability or death. The exercise price may be paid by delivery of already-owned shares. Tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, the Compensation Committee has the power to amend the terms of any option (with the participant’s consent).

(6)

The exercise price of the option awards is equal to the fair market value of Wisconsin Energy’s common stock on the date of grant, January 3, 2012. Fair market value is the average of the high and low prices of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.

(7)	Reflects the closing market price of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table reflects the number and value of exercisable and unexercisable options as well as the number and value of other equity awards held by the named executive officers at fiscal year-end 2012.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (2)
	(#)	(#)	(#)	($)		(#)		($)	(#)		($)
Gale E. Klappa	469,000	—	—	19.7375	1/03/16	—		—	—		—
	542,000	—	—	23.8775	1/03/17	—		—	—		—
	600,000	—	—	24.0175	1/02/18	—		—	—		—
	551,960	—	—	21.1075	1/02/19	—		—	—		—
	—	131,060	—	24.92	1/04/20	—		—	—		—
	—	122,610	—	29.3475	1/03/21	—		—	—		—
	—	255,280	—	34.875	1/03/22	—		—	—		—
	—	—	—	—	—	44,793	(3)	1,650,622	—		—
	—	—	—	—	—	—		—	204,015		7,517,953
	—	—	—	—	—	—		—	164,929		6,077,634
Frederick D. Kuester	328,500	—	—	24.0175	1/02/18	—		—	—		—
	292,000	—	—	21.1075	1/02/19	—		—	—		—
	—	68,210	—	24.92	1/04/20	—		—	—		—
	—	56,540	—	29.3475	1/03/21	—		—	—		—
	—	112,250	—	34.875	1/03/22	—		—	—		—
	—	—	—	—	—	21,824	(4)	804,214	—		—
	—	—	—	—	—	—		—	94,080	(9)	3,466,848
	—	—	—	—	—	—		—	72,520	(9)	2,672,362
Kristine A. Rappé	100,400	—	—	24.0175	1/02/18	—		—	—		—
	—	20,240	—	24.92	1/04/20	—		—	—		—
	—	16,520	—	29.3475	1/03/21	—		—	—		—
	—	33,345	—	34.875	1/03/22	—		—	—		—
	—	—	—	—	—	4,803	(5)	176,991	—		—
	—	—	—	—	—	—		—	27,493		1,013,117
	—	—	—	—	—	—		—	21,543		793,860

P-46	WEC 2013 Annual Meeting Proxy Statement

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (2)
	(#)	(#)	(#)	($)		(#)		($)	(#)	($)
Allen L. Leverett	10,000	—	—	17.100	1/18/15	—		—	—	—
	190,000	—	—	19.7375	1/03/16	—		—	—	—
	258,000	—	—	23.8775	1/03/17	—		—	—	—
	328,500	—	—	24.0175	1/02/18	—		—	—	—
	292,000	—	—	21.1075	1/02/19	—		—	—	—
	—	68,210	—	24.92	1/04/20	—		—	—	—
	—	56,540	—	29.3475	1/03/21	—		—	—	—
	—	112,250	—	34.875	1/03/22	—		—	—	—
	—	—	—	—	—	16,234	(6)	598,223	—	—
	—	—	—	—	—	—		—	94,080	3,466,848
	—	—	—	—	—	—		—	72,520	2,672,362
James C. Fleming	24,280	—	—	24.92	1/04/20	—		—	—	—
	19,870	—	—	29.3475	1/03/21	—		—	—	—
	40,755	—	—	34.875	1/03/22	—		—	—	—
Robert M. Garvin	—	19,225	—	34.875	1/03/22	—		—	—	—
	—	—	—	—	—	1,521	(7)	56,049	—	—
	—	—	—	—	—	—		—	12,416	457,530
J. Patrick Keyes	—	10,460	—	34.875	1/03/22	—		—	—	—
	—	—	—	—	—	828	(8)	30,512	—	—
	—	—	—	—	—	—		—	6,755	248,922

(1)

All options reported in this column with an exercise price of $24.92 and an expiration date of January 4, 2020, fully vested and became exercisable on January 4, 2013. All options reported in this column with an exercise price of $29.3475 and an expiration date of January 3, 2021, fully vest and become exercisable on January 3, 2014. All options reported in this column with an exercise price of $34.875 and an expiration date of January 3, 2022, fully vest and become exercisable on January 3, 2015.

(2)

The number of performance units reported were awarded in 2011 (first line) and 2012 (second line) and vest at the end of the three-year performance period ending December 31, 2013 and December 31, 2014, respectively. The number of performance units reported and their corresponding value are based upon a payout at the maximum amount.

(3)

Effective April 14, 2003, Mr. Klappa was granted a restricted stock award of 79,020 shares, which vest at the rate of 10% for each year of service until 100% vesting occurs on April 14, 2013. Earlier vesting may occur due to (1) a termination of employment by (a) death, (b) disability, (c) a change in control of the Company, (d) Mr. Klappa for good reason, or (e) the Company without cause, or (2) action by the Compensation Committee. The number of shares reported includes shares acquired pursuant to the reinvestment of dividends on this award of restricted stock.

Effective January 3, 2011 and January 3, 2012, Mr. Klappa was granted a restricted stock award of 14,574 shares and 20,193 shares, respectively, which began vesting in three equal annual installments on January 3, 2012 and January 3, 2013, respectively. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee.

(4)

Effective October 13, 2003, Mr. Kuester was granted a restricted stock award of 48,280 shares, which vest at the rate of 10% for each year of service until 100% vesting occurs on October 13, 2013. On December 27, 2012, the Compensation Committee accelerated the vesting of the remaining balance of this restricted stock award, consisting of 5,590 shares, effective January 2, 2013. The value realized by Mr. Kuester upon this acceleration was $209,403. These shares are included in the reported total.

Effective January 3, 2011 and January 3, 2012, Mr. Kuester was granted a restricted stock award of 6,720 shares and 8,880 shares, respectively, which began vesting in three equal annual installments on January 3, 2012 and January 3, 2013, respectively. In connection with his retirement on January 4, 2013, Mr. Kuester forfeited the remaining balance of his restricted stock.

P-47	WEC 2013 Annual Meeting Proxy Statement

(5)

Effective January 3, 2011 and January 3, 2012, Ms. Rappé was granted a restricted stock award of 1,968 shares and 2,637 shares, respectively, which began vesting in three equal annual installments on January 3, 2012 and January 3, 2013, respectively. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee. Ms. Rappé’s shares were not accelerated when she concluded her employment.

(6)

Effective January 3, 2011 and January 3, 2012, Mr. Leverett was granted a restricted stock award of 6,720 shares and 8,880 shares, respectively, which began vesting in three equal annual installments on January 3, 2012 and January 3, 2013, respectively. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee.

(7)

Effective January 3, 2012, Mr. Garvin was granted a restricted stock award of 1,521 shares, which began vesting in three equal annual installments on January 3, 2013. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee.

(8)

Effective January 3, 2012, Mr. Keyes was granted a restricted stock award of 828 shares, which began vesting in three equal annual installments on January 3, 2013. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee.

(9)

On January 4, 2013, 49,653 performance units vested, which represents the prorated number of performance units (based upon the target 100% rate) that vested upon Mr. Kuester’s retirement pursuant to the terms of the WEC Performance Unit Plan. The value realized by Mr. Kuester was $1,871,422.

Option Exercises and Stock Vested for Fiscal Year 2012

This table shows the number and value of (1) stock options that were exercised by the named executive officers, (2) restricted stock awards that vested and (3) performance units that vested in 2012. Mr. Garvin and Mr. Keyes did not have any options or other awards that were exercisable or vested in 2012.

(a)	(b)	(c)	(d)		(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)		Value Realized on Vesting (3)(4)
	(#)	($)	(#)		($)
Gale E. Klappa	595,000	12,000,095	20,008		698,340
	—	—	152,732		5,628,180
Frederick D. Kuester	—	—	16,538		609,610
	—	—	79,488		2,929,133
Kristine A. Rappé	88,990	1,326,384	1,510		52,294
	—	—	23,592		869,401
Allen L. Leverett	130,000	2,539,750	5,114		177,115
	—	—	79,488		2,929,133
James C. Fleming	229,400	3,258,785	7,637		267,269
	—	—	27,545	(5)	969,033	(5)

(1)

Value realized upon the exercise of options is determined by multiplying the number of shares received upon exercise by the difference between the market price of Wisconsin Energy common stock at the time of exercise and the exercise price.

(2)

Reflects the number of shares of restricted stock that vested in 2012 (first line) and, except for Mr. Fleming, the number of performance units that vested as of December 31, 2012, the end of the applicable three-year performance period (second line). The performance units were settled in cash.

(3)

Restricted stock value realized is determined by multiplying the number of shares of restricted stock that vested by the fair market value of Wisconsin Energy common stock on the date of vesting. We compute fair market value as the average of the high and low prices of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on the vesting date.

(4)

Other than Mr. Fleming, performance units value realized is determined by multiplying the number of performance units that vested by the closing market price of Wisconsin Energy common stock on December 31, 2012.

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(5)

Reflects the prorated number of performance units (based upon the target 100% rate) that vested pursuant to the terms of the WEC Performance Unit Plan upon Mr. Fleming’s retirement. The value realized was determined using the closing market price of Wisconsin Energy common stock on March 30, 2012.

Pension Benefits at Fiscal Year-End 2012

The following table sets forth information for each named executive officer regarding their pension benefits at fiscal year-end 2012 under WEC’s four different retirement plans discussed below.

(a)	(b)	(c)		(d)	(e)
Name	Plan Name	Number of Years Credited Service (1)		Present Value of Accumulated Benefit (2)(3)	Payments During Last Fiscal Year
		(#)		($)	($)
Gale E. Klappa	WEC Plan	9.67		186,324	—
	SERP A	9.67		2,108,145	—
	Individual Letter Agreement	35.33		21,291,753	—
Frederick D. Kuester	WEC Plan	9.17		174,184	—
	SERP A	9.17		959,772	—
	Individual Letter Agreement	40.33		10,447,778	—
Kristine A. Rappé	WEC Plan	30.33		1,004,465	—
	SERP A	30.33		2,887,797	—
	SERP B	—	(4)	1,438,634	—
	Individual Letter Agreement	—		—	—
Allen L. Leverett	WEC Plan	9.50		176,981	—
	SERP A	9.50		1,045,556	—
	Individual Letter Agreement	24.00		2,403,248	—
James C. Fleming	WEC Plan	6.25		124,200	6,444
	SERP A	6.25		356,886	18,666
	Individual Letter Agreement	6.25		884,085	46,863
Robert M. Garvin	WEC Plan	1.67		34,359	—
	SERP A	1.67		29,655	—
	Individual Letter Agreement	1.67		57,728	—
J. Patrick Keyes	WEC Plan	1.67		29,829	—
	SERP A	1.67		18,599	—
	Individual Letter Agreement	1.67		115,731	—

(1)

Years of service are computed as of December 31, 2012, the pension plan measurement date used for financial statement reporting purposes. Messrs. Klappa, Kuester and Leverett have been credited with 25.66, 31.16 and 14.5 years of service, respectively, pursuant to the terms of their Individual Letter Agreements (ILAs). The increase in the aggregate amount of each of Messrs. Klappa’s, Kuester’s and Leverett’s accumulated benefit under all of Wisconsin Energy’s retirement plans resulting from the additional years of credited service is the amount identified in connection with each respective ILA set forth in column (d).

(2)	The key assumptions used in calculating the actuarial present values reflected in this column are:
•	First projected unreduced retirement age based on current service:
•	For Mr. Klappa, age 62.
•	For Mr. Kuester, age 60.
•	For Ms. Rappé and Mr. Leverett, age 65.
•	For Mr. Fleming, age 66 (current age).
•	For Mr. Garvin, age 55.
•	For Mr. Keyes, age 56.
•	Discount rate of 4.10%.
•	Cash balance interest crediting rate of 4.67%.
•	Form of payment:
•	WEC Plan: Lump sum.
•	SERP: Life annuity.
•	ILA: Life annuity, other than Mr. Fleming who we assume will receive a lump sum payment.
•	Mortality Table, for life annuity:
•	Messrs. Klappa, Kuester, Leverett, Garvin and Keyes – IRS Prescribed Mortality.
•	Ms. Rappé – IRS Prescribed Mortality.
•	Mr. Fleming – N/A.

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(3)

Wisconsin Energy’s pension benefit obligations to Messrs. Klappa, Kuester and Leverett will be partially offset by pension benefits Messrs. Klappa, Kuester and Leverett are entitled to receive from their former employers. The amounts reported for Messrs. Klappa, Kuester and Leverett represent only Wisconsin Energy’s obligation of the aggregate actuarial present value of each of their accumulated benefit under all of the plans. The total aggregate actuarial present value of each of Messrs. Klappa’s, Kuester’s and Leverett’s accumulated benefit under all of the plans is $28,223,471, $15,239,089 and $4,064,936, respectively, $4,637,249, $3,657,355 and $439,151 of which we estimate the prior employer is obligated to pay. If Mr. Klappa’s, Mr. Kuester’s or Mr. Leverett’s former employer becomes unable to pay its portion of his respective accumulated pension benefit, Wisconsin Energy may be obligated to pay the total amount.

(4)

Pursuant to the terms of SERP B, participants are not entitled to any payments until after they retire at or after age 60, regardless of how many years they have been employed with the Company. Therefore, there are no years of credited service associated with participation in SERP B. Pursuant to the terms of the Settlement Agreement and General Release she entered into, Ms. Rappé was deemed to be vested in her SERP B benefit as if she had attained the age of 60 while employed by the Company.

Retireme nt Plans

Wisconsin Energy maintains four different plans providing for retirement payments and benefits: a defined benefit pension plan of the cash balance type (WEC Plan); two supplemental executive retirement plans (SERP A and SERP B); and Individual Letter Agreements with several of the named executive officers. The compensation currently considered for purposes of the retirement plans (other than the WEC Plan) for Messrs. Klappa, Kuester and Leverett is $3,540,456, $1,785,183, and $1,651,188, respectively. These amounts represent the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. For Messrs. Fleming, Garvin and Keyes, the compensation considered for purposes of the retirement plans (other than the WEC Plan) is $791,655, $675,675 and $506,785, respectively. For Mr. Fleming, this amount represents his prorated 2012 base salary, plus his 2011 STPP award paid in 2012. For Messrs. Garvin and Keyes, these amounts represent their 2012 base salary, plus their 2011 STPP award paid in 2012. Because Ms. Rappé’s WEC Plan and SERP A benefits were frozen as of December 31, 2010, the compensation considered for purposes of SERP A is $868,149. The compensation currently considered for purposes of SERP B for Ms. Rappé is $902,371, which represents her average compensation for the 36 highest consecutive months. As of December 31, 2012, Messrs. Klappa, Kuester, Leverett, Fleming, Garvin and Keyes, and Ms. Rappé, currently have or are considered to have 35.33, 40.33, 24.00, 6.25, 1.67, 1.67 and 30.33 credited years of service, respectively, under the various supplemental plans described below. Messrs. Leverett, Garvin and Keyes, and Ms. Rappé, generally are not entitled to these supplemental benefits until they attain the age of 60. Messrs. Fleming, Garvin and Keyes, and Ms. Rappé, were not granted additional years of credited service.

The WEC Plan. Most regular full-time and part-time employees, including the named executive officers, participate in the WEC Plan. The WEC Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and average compensation (consisting of base salary) for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Plan as of December 31, 1995, received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 through 2007, a participant received annual credits to the account equal to 5% of base pay (including 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%.

Beginning January 1, 2008, the interest credit on all prior accruals no longer fluctuates based upon the trust’s investment return for the year. Instead, the interest credit percentage is set at either the long-term corporate bond third segment rate, published by the Internal Revenue Service, or 4%, whichever is greater. For participants in the WEC Plan on December 31, 2007, their WEC Plan benefit starting January 1, 2008 will never be less than the benefit accrued as of December 31, 2007. The WEC Plan benefit will be calculated under both formulas to provide participants with the greater benefit; however, in calculating a participant’s benefit accrued as of December 31, 2007, interest credits as defined under the prior WEC Plan formula will be taken into account but not any additional pay credits. Additionally, the WEC Plan continues to provide that up to an additional 2% of base pay may be earned based upon achievement of earnings targets. Participants who were “grandfathered” as of December 31, 1995 as discussed below, will still receive the greater of the grandfathered benefit or the cash balance benefit.

The life annuity payable under the WEC Plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the WEC Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the prior formula, had it continued. This amount continued to increase until December 31, 2010, at which time it was frozen. Upon retirement, participants will receive the greater of this frozen amount or the accumulated cash balance.

P-50	WEC 2013 Annual Meeting Proxy Statement

For the named executive officers other than Messrs. Fleming, Garvin and Keyes who do not participate in the prior plan formula, estimated benefits under the “grandfathered” formula are higher than under the cash balance plan formula. Although all of the named executive officers, other than Ms. Rappé who is grandfathered under the prior plan formula, participate in the cash balance plan formula, pursuant to the agreements discussed below, Messrs. Klappa’s, Kuester’s and Leverett’s total retirement benefits would be determined by the prior plan benefit formula if they were to retire at or after age 60. Mr. Kuester retired effective January 4, 2013 at the age of 62, and Mr. Klappa turned 62 in 2012. These benefits are payable under the Individual Letter Agreements, not the WEC Plan. These agreements also provide that the prior plan benefit formula will continue to be applied until retirement, with no amounts frozen as of December 31, 2010. The named executive officers, other than Ms. Rappé, would receive the cash balance in their accounts if they were to terminate employment prior to attaining the age of 60. Ms. Rappé, who elected to conclude her employment with the Company effective February 28, 2013, will receive benefits under the grandfathered formula.

Under the WEC Plan, participants receive unreduced pension benefits upon reaching one of the following three thresholds: (1) age 65; (2) age 62 with 30 years of service; or (3) age 60 with 35 years of service.

Pursuant to the Internal Revenue Code, only $250,000 of pension eligible earnings (base pay and annual incentive compensation) may be considered for purposes of the WEC Plan.

Supplemental Executive Retirement Plans and Individual Letter Agreements. Designated officers of Wisconsin Energy and Wisconsin Electric Power Company, including all of the named executive officers, participate in SERP A. Ms. Rappé also participates in SERP B. SERP A and SERP B are part of the Supplemental Pension Plan (the “SPP”) adopted to comply with Section 409A of the Internal Revenue Code. SERP A provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the WEC Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation, including amounts deferred to the Wisconsin Energy Corporation Executive Deferred Compensation Plan. In addition, pursuant to the terms of SERP B, Ms. Rappé also will receive a supplemental lifetime annuity, equal to 10% of the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. Except for a “change in control” of Wisconsin Energy, as defined in the SPP, and pursuant to the terms of the Individual Letter Agreements discussed below, no payments are made until after the participant’s retirement at or after age 60 or death. If a participant in SERP A dies prior to age 60, his or her beneficiary is entitled to receive retirement benefits under the SERP. SERP B is only provided to a grandfathered group of officers and was designed to provide an incentive to key employees to remain with the Company until retirement or death. The Compensation Committee eliminated the SERP B benefit a number of years ago.

Wisconsin Energy entered into agreements with Messrs. Klappa, Kuester and Leverett to provide them with supplemental retirement benefits upon retirement at or after age 60. The supplemental retirement payments are intended to make the total retirement benefits payable to the executive comparable to that which would have been received under the WEC Plan as in effect on December 31, 1995, had the defined benefit formula then in effect continued until the executive’s retirement, calculated without regard to Internal Revenue Code limits, and as if the executive had started participation in the WEC Plan at age 27 for Mr. Klappa, at the age of 22 for Mr. Kuester and on January 1, 1989 for Mr. Leverett. The retirement benefits payable to Messrs. Klappa, Kuester and Leverett will be offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

Messrs. Klappa’s, Kuester’s and Leverett’s agreements also provide for a pre-retirement spousal benefit to be paid to their spouses in the event of the executive’s death while employed by the Company. The benefit payable is equal to the amount which would have been received by the executive’s spouse under the WEC Plan as in effect on December 31, 1995, had the benefit formula then in effect continued until the executive’s death, calculated without regard to Internal Revenue Code limits, and as if the executive had started at the ages or dates indicated above for each executive. The spousal benefit payable would be offset by one-half of the value of any qualified or non-qualified deferred benefit pension plans of Messrs. Klappa’s, Kuester’s and Leverett’s prior employers.

Wisconsin Energy entered into an agreement with Mr. Fleming to provide him a special supplemental pension to keep him whole for pension benefits he would have received from his prior employer. Wisconsin Energy credited Mr. Fleming’s account with a minimum of $80,000 annually, and credited up to an additional $40,000 annually based on performance against Company goals as determined by the Compensation Committee. Mr. Fleming’s account was credited a prorated amount for 2012. The amounts credited to Mr. Fleming’s account earned interest as if they had been credited to the WEC Plan. The account balance vested when Mr. Fleming reached the age of 65 in 2010. The account balance is being paid pursuant to the terms of the SPP.

Mr. Garvin’s agreement also provides for a supplemental pension benefit account, which was credited with $50,000. This account will be credited with interest annually at the same rate as the WEC Plan. The account balance will vest at the earliest to occur of Mr. Garvin attaining age 60 or completion of 10 years of service.

Wisconsin Energy also entered into an agreement with Mr. Keyes when he was hired as Vice President and Treasurer that provides for a supplemental pension benefit account, which was credited with $100,000. This account will be credited with interest annually at the same rate as the WEC Plan. The account balance will vest at the earliest to occur of Mr. Keyes attaining age 60 or completion of 10 years of service.

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The purpose of these agreements is to ensure that Messrs. Klappa, Kuester, Leverett, Fleming, Garvin and Keyes did not lose pension earnings by joining the executive management team at Wisconsin Energy they otherwise would have received from their former employers. Without providing a means to retain these pension benefits, it would have been difficult for Wisconsin Energy to attract these officers.

In order to allow Ms. Rappé to retire at age 60 with an unreduced pension benefit, Wisconsin Energy entered into an agreement with Ms. Rappé whereby her SERP A benefit will not be subject to early retirement reduction factors if she retires at or after age 60. Because of Ms. Rappé’s conclusion of employment with the Company, this agreement is no longer in effect.

The SPP provides for a mandatory lump sum payment upon a change in control if the executive’s employment is terminated within 18 months after the change in control. The Wisconsin Energy Amended Non-Qualified Trust, a grantor trust, was established to fund certain non-qualified benefits, including the SPP and the Individual Letter Agreements, as well as the Executive Deferred Compensation Plan and the Directors’ Deferred Compensation Plan. See “Potential Payments upon Termination or Change in Control” later in this proxy statement for additional information.

Nonqualified Deferred Compensation for Fiscal Year 2012

The following table reflects activity by the named executive officers during 2012 in WEC’s Executive Deferred Compensation Plan discussed below.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End (2)
	($)	($)	($)	($)	($)
Gale E. Klappa	472,603	137,291	149,429	—	5,000,568
Frederick D. Kuester	121,527	64,435	108,801	—	3,152,543
Kristine A. Rappé	29,408	14,200	254,093	—	3,007,456
Allen L. Leverett	120,023	58,869	174,929	—	2,800,278
James C. Fleming	55,416	21,951	102,501	—	1,531,096
Robert M. Garvin	25,431	12,280	1,172	—	38,883
J. Patrick Keyes	40,317	10,556	3,282	—	68,807

(1)	All of the amounts are reported as compensation in the Summary Compensation Table of this proxy statement.
(2)

$3,601,921, $2,164,347, $1,837,990, $936,319 and $464,941 of the reported amounts were reported as compensation in the Summary Compensation Tables in prior proxy statements for Messrs. Klappa, Kuester, Leverett and Fleming, and Ms. Rappé, respectively. Mr. Garvin and Mr. Keyes became named executive officers in 2012.

Executive Deferred Compensation Plan

WEC maintains two executive deferred compensation plans, the Legacy Wisconsin Energy Corporation Executive Deferred Compensation Plan (the “Legacy EDCP”) and the Wisconsin Energy Corporation Executive Deferred Compensation Plan (the “EDCP”), adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. Executive officers and certain other highly compensated employees are eligible to participate in both plans. The Legacy EDCP provides that (i) amounts earned, deferred, vested, credited and/or accrued as of December 31, 2004 are preserved and frozen so that these amounts are exempt from Section 409A and (ii) no new employees may participate in the Legacy EDCP as of January 1, 2005. Since January 1, 2005, all deferrals have been made to the EDCP. The provisions of the EDCP are described below, as are the payout provisions of the Legacy EDCP.

The EDCP. Under the plan, a participant may defer up to 75% of his or her base salary and annual incentive compensation and up to 100% of his or her vested awards of performance units. Stock option gains, vested restricted stock and short-term dividend equivalents may not be deferred into the EDCP.

Generally, deferral elections are made annually by each participant for the upcoming plan year. The Company maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, the Company may also credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching is determined by a formula taking into account the matching rate applicable under the Company’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching and the amount of eligible compensation actually deferred. Also, the Company, in its discretion, may credit any other amounts, as appropriate, to each participant’s account.

P-52	WEC 2013 Annual Meeting Proxy Statement

The Company tracks each participant’s account balance as though the balance was actually invested in one or more of several measurement funds. Measurement fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among any one or more of the available measurement funds. Participants may elect from among eight measurement funds that correspond to investment options in our 401(k) plan in addition to the Prime Rate Fund and the Company’s stock measurement fund. Contributions and deductions may be made to each participant’s account based on the performance of the measuring funds elected.

The table below shows the funds available under the EDCP and their annual rate of return for the calendar year ended December 31, 2012:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Balanced Fund	12.90%	Prime Rate	3.25%
Fidelity Diversified International Fund	19.41%	S&P 500 Fund	16.00%
Fidelity Growth Company Fund	18.52%	Vanguard Intermediate Bond Index	7.02%
Fidelity Low-Priced Stock Fund	18.50%	Vanguard Mid-Cap Index	15.80%
MFS Value R4	16.42%	WEC Common Stock Fund	8.91%

Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may make changes to their measurement fund elections by notice to the committee administering the plan.

At the time of his or her deferral election, each participant may designate a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. Amounts deferred into the EDCP may not be withdrawn at the discretion of the participant and a change to the designated payout date delays the initial payment five years beyond the originally designated payout date. In addition, the Company may not limit payout amounts in order to deduct such amounts under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Disability is not itself a payment event until the participant terminates employment with WEC or its subsidiaries. A participant’s account balance will be paid out in a lump sum if the participant separates from service with WEC or its subsidiaries within 18 months after a change in control of WEC, as defined in the plan. The deferred amounts will be paid out of the general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

The Legacy EDCP. At the time of his or her deferral election, each participant designated a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. A participant may elect, at any time, to withdraw part (a minimum of $25,000) or all of his or her account balance, subject to a withdrawal penalty of 10%. Payout amounts may be limited to the extent to which they are deductible by the Company under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Any participant who suffers from a continued disability will be entitled to the benefits of plan participation unless and until the committee administering the plan determines that the participant has been terminated for purposes of continued participation in the plan. Upon any such determination, the disabled participant is paid out as though the participant had retired.

Except in certain limited circumstances, participants’ account balances will be paid out in a lump sum (1) upon the occurrence of a change in control, as defined in the plan, or (2) upon any downgrade of the Company’s senior debt obligations to less than “investment grade.” The deferred amounts will be paid out of the general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

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Potential Payments upon Termination or Change in Control.

The tables below reflect the amount of compensation payable to each of our named executive officers in the event of termination of each executive’s employment. These amounts are in addition to each named executive officer’s aggregate balance in the Executive Deferred Compensation Plan at fiscal year-end 2012, as reported in column (f) under “Nonqualified Deferred Compensation for Fiscal Year 2012.” The amount of compensation payable to each named executive officer (other than Messrs. Kuester and Fleming, and Ms. Rappé) upon voluntary termination, normal retirement, for-cause termination, involuntary termination (by the Company for any reason other than cause, death or disability or by the executive for “good reason”), termination following a “change in control,” disability and death are set forth below. The amounts shown assume that such termination was effective as of December 31, 2012 and include amounts earned through that date, and are estimates of the amounts which would be paid out to the named executive officers upon termination. The amounts shown under “Normal Retirement” assume the named executive officers were retirement eligible with no reduction of retirement benefits. The amounts shown under “Termination Upon a Change in Control” assume the named executive officers terminated employment as of December 31, 2012, which was within 18 months of a change in control of WEC. The amounts reported in the row titled “Retirement Plans” in each table below are not in addition to the amounts reflected under “Pension Benefits at Fiscal Year-End 2012.” The actual amounts to be paid out can only be determined at the time of an officer’s termination of employment.

Payments Made Upon Voluntary Termination or Termination for Cause, Death or Disability. In the event a named executive officer voluntarily terminates employment or is terminated for cause, death or disability, the officer will receive:

•	accrued but unpaid base salary and, for termination by death or disability, prorated annual incentive compensation;

•	401(k) plan and Executive Deferred Compensation Plan account balances;

•	the WEC Plan cash balance;

•

in the case of death or disability, full vesting in all outstanding stock options, restricted stock and performance units (otherwise, the ability to exercise already vested options within three months of termination) as well as vesting in the SERP A and Individual Letter Agreements; and

•	if voluntary termination occurs after age 60, such termination is treated as a normal retirement.

Named executive officers are also entitled to the value of unused vacation days, if any, and for termination by death, benefits payable under the death benefit only plan.

Payments Made Upon Normal Retirement. In the event of the retirement of a named executive officer, the officer will receive:

•	accrued but unpaid base salary and prorated annual incentive compensation;

•	full vesting in all outstanding stock options and a prorated amount of performance units;

•	full vesting in all retirement plans, including the WEC Plan, SERP A and Individual Letter Agreements; and

•	401(k) plan and Executive Deferred Compensation Plan account balances.

Named executive officers are also entitled to the value of unused vacation days, if any.

In addition to the receipt of these benefits by Mr. Fleming in connection with his retirement on April 1, 2012, the Compensation Committee accelerated the vesting of 5,825 shares of restricted stock. The value realized by Mr. Fleming upon the acceleration was $204,516.

Payments Made Under Employment Agreements Upon a Change in Control or Involuntary Termination. Wisconsin Energy has entered into written employment agreements with several of the named executive officers, which provide for certain severance benefits as described below.

Under the agreement with Mr. Klappa, severance benefits are provided if his employment is terminated:

•	in anticipation of or following a change in control by the Company for any reason, other than cause, death or disability;

•	by Mr. Klappa for good reason in anticipation of or following a change in control;

•	by Mr. Klappa within six months after completing one year of service following a change in control; or

•	in the absence of a change in control, by the Company for any reason other than cause, death or disability or by Mr. Klappa for good reason.

Upon the occurrence of one of these events, Mr. Klappa’s agreement provides for:

•	a lump sum severance payment equal to three times the sum of Mr. Klappa’s highest annual base salary in effect in the last three years and highest bonus amount;

P-54	WEC 2013 Annual Meeting Proxy Statement

•	three years continuation of health and certain other welfare benefit coverage and eligibility for retiree health coverage thereafter;

•

a payment equal to the value of three additional years of participation in the applicable qualified and non-qualified retirement plans based upon the higher of (1) the annual base salary in effect at the time of termination and (2) any salary in effect during the 180 day period preceding termination, plus the highest bonus amount;

•	a payment equal to the value of three additional years of Company match in the 401(k) plan and the Executive Deferred Compensation Plan;

•	full vesting in all outstanding stock options, restricted stock and other equity awards;

•	401(k) plan and Executive Deferred Compensation Plan account balances;

•	certain financial planning services and other benefits; and

•	in the event of a change in control, a “gross-up” payment should any payments or benefits under the agreements trigger federal excise taxes under the “parachute payment” provisions of the tax law.

The highest bonus amount would be calculated as the largest of (1) the current target bonus for the fiscal year in which employment termination occurs, or (2) the highest bonus paid in any of the last three fiscal years of the Company prior to termination or the change in control. The agreement contains a one-year non-compete provision applicable on termination of employment.

Mr. Leverett’s agreement is substantially similar to Mr. Klappa’s, except that if his employment is terminated by the Company for any reason other than cause, death or disability or by him for good reason in the absence of a change in control:

•	the special lump sum severance benefit is two times the sum of his highest annual base salary in effect for the three years preceding his termination and their highest bonus amount;

•	health and certain other welfare benefits are provided for a two-year period;

•	the special retirement plan lump sum is calculated as if his employment continued for a two-year period following termination of employment; and

•	the payment for 401(k) plan and Executive Deferred Compensation Plan match is equal to two years of Company match.

Mr. Leverett’s agreement contains a one-year non-compete provision applicable on termination of employment.

Mr. Kuester’s employment agreement was substantially similar to Mr. Leverett’s agreement. In connection with his retirement on January 4, 2013, Mr. Kuester was not entitled to any of these benefits.

Ms. Rappé’s agreement was substantially similar to Mr. Klappa’s, except that if Ms. Rappé’s employment was terminated upon a change in control, the special lump sum severance benefit was three times the sum of her highest annual base salary in effect for the three years preceding termination and her target bonus amount. In addition, Ms. Rappé was not entitled to any payment related to additional years of participation in the retirement plans as her benefits under the WEC Plan and SERP A were frozen as of December 31, 2010. If Ms. Rappé’s employment was terminated by the Company for any reason other than cause, death or disability or by Ms. Rappé for good reason in the absence of a change in control:

•	the special lump sum severance benefit was two times the sum of her highest annual base salary in effect for the three years preceding her termination and her target bonus amount;

•	health and certain other welfare benefits were provided for a two-year period; and

•	the payment for 401(k) plan and Executive Deferred Compensation Plan match was equal to two years of Company match.

Ms. Rappé’s agreement contained a one-year non-compete provision applicable on termination of employment.

Ms. Rappé entered into a Separation Agreement and General Release in connection with the conclusion of her employment in conjunction with an organizational restructuring. Pursuant to the terms of this agreement, Ms. Rappé will receive payments totaling $2,500,000 in lieu of any compensation she may have been entitled to under her employment agreement. Ms. Rappé is also deemed to be vested in her SERP B benefit.

Pursuant to the terms of the SPP and Individual Letter Agreements, retirement benefits are paid to the named executive officers upon termination of employment within 18 months of a change in control. Participants in SERP A, including the named executive officers, are also eligible to receive a supplemental disability benefit in an amount equal to the difference between the actual amount of the benefit payable under the long-term disability plan applicable to all employees and what such disability benefit would have been if calculated without regard to any limitation imposed by the broad-based plan on annual compensation recognized thereunder. Generally, pursuant to the agreements, a change in control is deemed to occur:

(1)	if any person or group acquires WEC common stock that constitutes more than 50% of the total fair market value or total voting power of WEC;

P-55	WEC 2013 Annual Meeting Proxy Statement

(2)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) WEC common stock that constitutes 30% or more of the total voting power of WEC;

(3)	if a majority of the members of WEC’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of WEC’s Board before the date of appointment or election; or

(4)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from WEC that have a total gross fair market value equal to or more than 40% of the total gross value of all the assets of WEC immediately before such acquisition or acquisitions, unless the assets are transferred to:

•	an entity that is controlled by the shareholders of the transferring corporation;

•	a shareholder of WEC in exchange for or with respect to its stock;

•	an entity of which WEC owns, directly or indirectly, 50% or more of its total value or voting power; or

•

a person or group (or an entity of which such person or group owns, directly or indirectly, 50% or more of its total value or voting power) that owns, directly or indirectly, 50% or more of the total value or voting power of WEC.

Generally, pursuant to the agreements, good reason means:

(1)	solely in the context of a change in control, a material reduction of the executive’s duties and responsibilities (other than Mr. Kuester’s agreement);

(2)	a material reduction in the executive’s base compensation;

(3)	a material change in the geographic location at which the executive must perform services; or

(4)	a material breach of the agreement by the Company.

Payments under the Severance Pay Plan. Messrs. Garvin and Keyes have not entered into any agreement that provides for severance benefits upon a change in control or otherwise. Both are eligible to participate in the Company’s Severance Pay Plan, in which all management employees are eligible to participate. In the event a participant is involuntarily terminated, other than for cause, death, disability, retirement or resignation, the participant is entitled to receive severance pay in an amount equal to the sum of (i) 4% of the participant’s annual base salary and target bonus, plus (ii) 4% of the participant’s annual base salary and target bonus multiplied by his or her completed years of service with the Company. The maximum amount of severance pay that can be received under the plan is twelve months of a participant’s annual base salary and target bonus.

The following table shows the potential payments upon termination or a change in control of the Company for Gale E. Klappa.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	11,025,438	11,025,438	—	—
Additional Pension Credited Service	—	—	—	2,974,271	2,974,271	—	—
Additional 401(k) and EDCP Match	—	—	—	441,018	441,018	—	—
Long-Term Incentive Compensation:
Performance Units	4,021,625	4,021,625	—	7,768,901	7,768,901	7,768,901	7,768,901
Restricted Stock	—	—	—	1,650,637	1,650,637	1,650,637	1,650,637
Options	2,986,022	2,986,022	—	2,986,022	2,986,022	2,986,022	2,986,022
Benefits & Perquisites:
Retirement Plans	23,586,222	23,586,222	23,586,222	18,867,891	18,867,891	23,586,222	10,248,364
Health and Welfare Benefits	—	—	—	50,225	50,225	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	45,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	3,628,179

Total	30,593,869	30,593,869	23,586,222	45,839,403	45,839,403	35,991,782	26,282,103

P-56	WEC 2013 Annual Meeting Proxy Statement

The following table shows the potential payments upon termination or a change in control of the Company for Frederick D. Kuester*.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	—	—	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	1,871,434	—	—	—	—	—
Restricted Stock	—	209,403	—	—	—	—	—
Options	—	1,658,008	—	—	—	—	—
Benefits & Perquisites:
Retirement Plans	—	11,581,734	—	—	—	—	—
Health and Welfare Benefits	—	—	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit Only Plan	—	—	—	—	—	—	—

Total	—	15,320,579	—	—	—	—	—

*	Mr. Kuester retired effective January 4, 2013. Therefore, we have only provided the actual amounts Mr. Kuester was entitled to receive upon his retirement.

The following table shows the potential payments upon termination or a change in control of the Company for Kristine A. Rappé*.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	2,500,000	—	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	—	—	—	—	—	—
Restricted Stock	—	—	—	—	—	—	—
Options	—	—	—	365,363	—	—	—
Benefits & Perquisites:
Retirement Plans	—	—	—	5,330,895	—	—	—
Health and Welfare Benefits	—	—	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	15,000	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit Only Plan	—	—	—	—	—	—	—

Total	—	—	—	8,211,258	—	—	—

*	Ms. Rappé elected to conclude her employment effective February 28, 2013, in conjunction with an organizational restructuring. Therefore, we have only provided the amounts Ms. Rappé was entitled to receive upon her departure pursuant to the terms of the Settlement Agreement and General Release she entered into with the Company.

P-57	WEC 2013 Annual Meeting Proxy Statement

The following table shows the potential payments upon termination or a change in control of the Company for Allen L. Leverett.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	3,429,232	5,143,848	—	—
Additional Pension Credited Service	—	—	—	890,837	1,197,811	—	—
Additional 401(k) and EDCP Match	—	—	—	137,169	205,754	—	—
Long-Term Incentive Compensation:
Performance Units	—	1,829,725	—	3,508,120	3,508,120	3,508,120	3,508,120
Restricted Stock	—	—	—	598,223	598,223	598,223	598,223
Options	—	1,458,928	—	1,458,928	1,458,928	1,458,928	1,458,928
Benefits & Perquisites:
Retirement Plans	176,981	3,625,785	176,981	3,346,864	3,352,089	3,625,785	2,072,523
Health and Welfare Benefits	—	—	—	33,483	50,225	—	—
Excise Tax Gross-Up	—	—	—	—	5,893,420	—	—
Financial Planning	—	—	—	30,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,958,568

Total	176,981	6,914,438	176,981	13,462,856	21,483,418	9,191,056	9,596,362

The following table shows the potential payments upon termination or a change in control of the Company for Robert M. Garvin.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	46,502	46,502	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	87,150	—	—	261,451	261,451	261,451
Restricted Stock	—	—	—	—	56,049	56,049	56,049
Options	—	37,873	—	—	37,873	37,873	37,873
Benefits & Perquisites:
Retirement Plans	34,357	121,741	34,359	121,741	121,741	121,741	116,325
Health and Welfare Benefits	—	—	—	8,371	8,371	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,089,900

Total	34,357	246,764	34,359	176,614	531,987	477,114	1,561,598

P-58	WEC 2013 Annual Meeting Proxy Statement

The following table shows the potential payments upon termination or a change in control of the Company for J. Patrick Keyes.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	67,900	67,900	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	47,414	—	—	142,241	142,241	142,241
Restricted Stock	—	—	—	—	30,512	30,512	30,512
Options	—	20,606	—	—	20,606	20,606	20,606
Benefits & Perquisites:
Retirement Plans	29,829	164,159	29,829	164,159	164,159	164,159	156,860
Health and Welfare Benefits	—	—	—	8,371	8,371	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,455,000

Total	29,829	232,179	29,829	240,430	433,789	357,518	1,805,219

P-59	WEC 2013 Annual Meeting Proxy Statement

RISK ANALYSIS OF COMPENSATION POLICIES AND PRACTICES

As part of its process to determine the 2012 compensation of WEC’s named executive officers, the Compensation Committee analyzed whether WEC’s compensation program taken as a whole creates risks that are reasonably likely to have a material adverse effect on the Company. The Committee concluded it does not. This analysis applies generally to the compensation program for WEC’s employees since all management employees (both officers and non-officers) above a certain level are provided with substantially the same mix of compensation as the named executive officers. The compensation package provided to employees below this level is not applicable to this analysis as such compensation package does not provide sufficient incentive to take risks that could materially affect the Company.

There is no objective way to measure risk resulting from a corporation’s compensation program; therefore, this analysis is subjective in nature. We believe that the only elements of WEC’s compensation program that could incentivize risk-taking by its employees, and therefore have a reasonable likelihood of materially adversely affecting the Company, are the annual cash incentive compensation and the long-term incentive compensation, the payout of which is dependent on the achievement of certain performance levels by the Company. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, we believe the Company’s compensation program is appropriately balanced. We believe that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains could ultimately jeopardize the Company’s ability to meet the long-term performance objectives. Given the current balance of compensation elements, we do not believe WEC’s compensation program incentivizes unreasonable risk-taking by management.

The Compensation Committee’s stock ownership guidelines require officers who participate in the long-term incentive compensation program to hold an amount of Company common stock and other equity-related Company securities that varies depending upon such officers’ level. The guidelines require the Company’s executive officers to hold common stock and other equity-related securities of the Company having a minimum fair market value ranging from 250% to 500% of base salary. The Committee believes these stock ownership guidelines further discourage unreasonable risk taking by Company officers.

As part of this analysis, we also considered the nature of WEC’s business as a public utility holding company and the fact that substantially all of its earnings and other financial results are generated by, or relate to, regulated public utilities. The highly regulated nature of WEC’s business, including limits on the amount of profit the Company’s public utility subsidiaries (and therefore, WEC) may earn, significantly reduces any incentive to engage in conduct that would be reasonably likely to have a material adverse effect on the Company.

P-60	WEC 2013 Annual Meeting Proxy Statement

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company seeks your advisory vote on the approval of the compensation paid to its named executive officers as described in the Compensation Discussion and Analysis and the related tables included in this proxy statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Company believes that its executive compensation policies and practices are effective in tying a significant portion of pay to performance, while at the same time providing competitive compensation that attracts and retains talented personnel, and aligning the interests of the Company’s executive officers with those of its stockholders.

Despite a challenging economic environment, 2012 was an exceptional year for the Company. The Company and its management team delivered solid earnings growth, generated strong cash flow and made significant progress toward a dividend payout that is more competitive with the Company’s peers. Among other accomplishments, WEC achieved earnings per share of $2.35, highest in the Company’s history. At the same time, WEC returned almost $300 million to stockholders during 2012 through dividends and share repurchases. WEC also increased its dividend by 15.4% in 2012, and increased it again by 13.3% effective with the first quarter payment in 2013. WEC’s management also delivered industry leading stockholder returns again in 2012. For 2012, as well as the three, five and ten year periods ended 2012, WEC’s total stockholder return outperformed the S&P Electric Index, S&P Utilities Index, Philadelphia Utility Index and Dow Jones Utilities Average. WEC also achieved milestones in customer satisfaction, employee safety and reliability.

As described in the Compensation Discussion and Analysis, the Company believes its annual executive compensation is competitive with the market. The Compensation Committee considers, among other things, market data obtained from Towers Watson to help establish compensation levels.

Incentive compensation made up a substantial portion of the named executives’ compensation in 2012 and generally, the value will only be realized upon strong corporate performance. The level of long-term incentive compensation for each named executive officer is keyed off of the level of base salary each receives. Short-term incentive compensation is set at levels that are supported by market data for each respective position.

As described in this proxy statement, the Company believes that the compensation paid to its named executive officers in 2012 was well-tailored to the goals of maintaining competitive compensation levels while tying a significant portion of total pay to performance and aligning the interests of the named executive officers with those of stockholders. We urge you to carefully review the Compensation Discussion and Analysis and related tables included above, which describe in greater detail WEC’s compensation philosophy and programs, as well as the 2012 compensation levels, in connection with approval of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement for the 2013 Annual Meeting.”

The Board of Directors recommends that you vote “FOR” the advisory vote on Executive Compensation.

P-61	WEC 2013 Annual Meeting Proxy Statement

WEC COMMON STOCK OWNERSHIP

The following table lists the beneficial ownership of WEC common stock of each director, nominee, named executive officer and of all of the directors and executive officers as a group as of March 4, 2013. In general, “beneficial ownership” includes those shares as to which the indicated persons have voting power or investment power and stock options that are exercisable currently or within 60 days of March 4, 2013. Included are shares owned by each individual’s spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC’s Stock Plus Investment Plan and 401(k) plan. None of these persons beneficially owns more than 1% of the outstanding common stock.

	Shares Beneficially Owned(1)
Name	Shares Owned(2) (3) (4) (5)	Option Shares Exercisable Within 60 Days	Total
John F. Bergstrom	18,811	—	18,811
Barbara L. Bowles	29,193	—	29,193
Patricia W. Chadwick	23,968	—	23,968
Robert A. Cornog	29,098	—	29,098
Curt S. Culver	7,294	—	7,294
Thomas J. Fischer	32,437	—	32,437
James C. Fleming	7,063	40,755	47,818
Robert M. Garvin	2,637	—	2,637
J. Patrick Keyes	5,811	—	5,811
Gale E. Klappa	128,332	2,144,020	2,272,352
Henry W. Knueppel	4,627	—	4,627
Frederick D. Kuester	45,333	529,000	574,333
Allen L. Leverett	43,092	1,136,710	1,179,802
Ulice Payne, Jr.	31,233	—	31,233
Kristine A. Rappé	20,339	120,640	140,979
Mary Ellen Stanek	4,602	—	4,602
All directors and executive officers as a group (16 persons)	445,754	3,351,020	3,796,774	(6)

(1)

Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)

Certain directors, named executive officers and other executive officers also hold share units in the WEC phantom common stock account under WEC’s deferred compensation plans as indicated: Mr. Bergstrom (42,553), Ms. Bowles (80), Mr. Cornog (56,369), Mr. Culver (57,609), Mr. Fleming (5,970), Mr. Garvin (32), Mr. Keyes (944), Mr. Kuester (6,240), Ms. Rappé (37,431), Ms. Stanek (2,018) and all directors and executive officers as a group (159,932). Share units are intended to reflect the performance of WEC common stock and are payable in cash. While these units do not represent a right to acquire WEC common stock, have no voting rights and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this footnote because they represent an additional economic interest of the directors, named executive officers and other executive officers tied to the performance of WEC common stock.

(3)

Each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power (included in the table above) as indicated: Mr. Bergstrom (6,000), Mr. Cornog (16,349), Mr. Fischer (23,143), Mr. Klappa (5,000), Mr. Knueppel (2,500), Mr. Kuester (42,752), Mr. Leverett (24,629), and all directors and executive officers as a group (77,621).

(4)

Certain directors and executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power: Mr. Bergstrom (7,293), Ms. Bowles (7,293), Ms. Chadwick (7,294), Mr. Cornog (7,293), Mr. Culver (7,294), Mr. Fischer (7,294), Mr. Garvin (2,334), Mr. Keyes (4,257), Mr. Klappa (46,414), Mr. Knueppel (2,127), Mr. Leverett (15,837), Mr. Payne (7,293), Ms. Stanek (4,602), and all directors and executive officers as a group (133,001).

(5)	None of the shares beneficially owned by the directors, named executive officers and all directors and executive officers as a group are pledged as security.
(6)	Represents approximately 1.7% of total WEC common stock outstanding on March 4, 2013.

P-62	WEC 2013 Annual Meeting Proxy Statement

Owners of More than 5%. The following table shows stockholders who reported beneficial ownership of more than 5% of WEC common stock, based on the information they have reported. This information is based upon Schedule 13G filed with the Securities and Exchange Commission and reflects stock holdings as of December 31, 2012. These holdings have not been otherwise adjusted for stock activity that may have occurred since December 31, 2012, if any.

	Voting Authority		Dispositive Authority		Total Shares Beneficially Owned	Percent of WEC Common Stock
Name and Address	Sole	Shared	Sole	Shared
BlackRock, Inc. (1)	15,502,178	—	15,502,178	—	15,502,178	6.74%
40 East 52nd Street
New York, NY 10022
The Vanguard Group, Inc. (1)	414,034	—	14,388,668	379,434	14,768,102	6.41%
100 Vanguard Blvd.
Malvern, PA 19355
State Street Corporation (1)	—	11,712,004	—	11,712,004	11,712,004	5.10%
State Street Financial Center
One Lincoln Street
Boston, MA 02111

(1)	Filed on behalf of itself and certain of its subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons owning more than ten percent of WEC’s common stock to file reports of ownership and changes in ownership of equity and derivative securities of WEC with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established by the Securities and Exchange Commission, and the Company is required to disclose in this proxy statement any failure to file by those dates during the 2012 fiscal year. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2012 were complied with in a timely manner, except that two acquisitions of phantom stock units in WEC’s Executive Deferred Compensation Plan by each of Mr. Keyes and Mr. Garvin were inadvertently reported late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was not a party to any reportable transactions with related parties since January 1, 2012.

Compensation Committee Interlocks and Insider Participation – None of the persons who served as members of the Compensation Committee during 2012 was an officer or employee of the Company during 2012 or at any time in the past nor had reportable transactions with the Company.

AVAILABILITY OF FORM 10-K

A copy (without exhibits) of WEC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission, is available without charge to any stockholder of record or beneficial owner of WEC common stock by writing to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P. O. Box 1331, Milwaukee, Wisconsin 53201. The WEC consolidated financial statements and certain other information found in the Form 10-K are provided in our 2012 Annual Financial Statements and Review of Operations. The Form 10-K, along with this proxy statement and all of WEC’s other filings with the Securities and Exchange Commission, is also available in the “Investor Relations” section of the Company’s Website at www.wisconsinenergy.com.

P-63	WEC 2013 Annual Meeting Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

Driving Directions to the Annual Meeting
From the North or South on Highway US-51/I-39
From US-51/I-39, take Exit 185.
Turn right at the end of the exit ramp onto US-51
Business north/Grand Ave.
Take the first right onto Imperial Ave.
Turn left onto Stoney Rivers Dr. and take the second driveway on your left into the parking lot of the Stoney Creek Inn.
From the East on Highway WI-29
From WI-29, take exit 171.
Turn left at the end of the exit ramp onto US-51
Business south/Grand Ave.
Drive 2.4 miles; turn left onto Imperial Ave.
Turn left onto Stoney Rivers Dr. and take the second driveway on your left into the parking lot of the Stoney Creek Inn.
From the West on Highway WI-29
From WI-29, merge onto US-51/I-39 south. Take Exit 185 to US-51 Business north. Turn right at the end of the exit ramp onto US-51 Business north/Grand Ave.
Take the first right onto Imperial Ave. Turn left onto Stoney Rivers Dr. and take the second driveway on your left into the parking lot of the Stoney Creek Inn.	Northwoods Conference Center. Enter the Annual Meeting from the north side of the Stoney Creek Inn. Do not enter through the hotel lobby.

Attendance Guidelines

1.	The Meeting is open to all stockholders. You must pre- register and reserve an admission ticket in order to attend. See “What must I do to attend the Annual Meeting” on page P-10 of this proxy statement for more information.

2.	To gain admittance to the Meeting, you will be asked to check in upon entry into the Northwoods Conference Center and present a government-issued photo identification, such as a driver’s license, state identification card or passport, after which you will be given your admission ticket.

3.	The Company reserves the right to inspect all items, including handbags and briefcases, prior to admittance.

4.	The business of the Meeting will follow as set forth in the agenda, which you will receive upon check-in.

5.	Stockholder questions and comments related to the business of the Company will be addressed only during the question and answer portion of the agenda. If you wish to speak, please go to the nearest microphone and wait to be recognized by the Chairman before speaking. State your name before asking your question. Questions from the floor are limited to three minutes to provide an opportunity for as many stockholders as possible during the allotted time.

6.	The use of cameras, recording devices and other electronic devices will not be permitted during the Meeting except by those employed by the Company to provide a record of proceedings. Please silence all cell phones and other electronic devices.

7.	No firearms or weapons will be allowed in the Meeting facilities.

8.	No signs, banners, placards, handouts and similar materials will be allowed on Meeting premises.

P-64	WEC 2013 Annual Meeting Proxy Statement

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 10:59 p.m., Central Time, on Wednesday, May 1, 2013.

Vote by Internet
• Go to www.envisionreports.com/WEC
• Or scan the QR code with your smartphone.
• Follow the steps outlined on the secure website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. • Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - John F. Bergstrom	☐	☐	☐	02 - Barbara L. Bowles	☐	☐	☐	03 - Patricia W. Chadwick	☐	☐	☐

	04 - Curt S. Culver	☐	☐	☐	05 - Thomas J. Fischer	☐	☐	☐	06 - Gale E. Klappa	☐	☐	☐

	07 - Henry W. Knueppel	☐	☐	☐	08 - Ulice Payne, Jr.	☐	☐	☐	09 - Mary Ellen Stanek	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of Deloitte & Touche LLP as Independent Auditors for 2013.	☐	☐	☐	3.	Advisory Vote to Approve Compensation of the Named Executive Officers.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Annual Meeting of Stockholders

Thursday, May 2, 2013 - 10 a.m.

Stoney Creek Inn, Northwoods Conference Center,

1100 Imperial Avenue, Rothschild, Wis. 54474

*   Parking and entrance for Northwoods Conference Center. Do not enter through hotel lobby.

Biomass site tour: Interested stockholders may take a 30-minute shuttle tour of the biomass cogeneration plant construction site in Rothschild after the meeting.

As described on page P-10 of the proxy statement, you must pre-register to reserve an admission ticket and then present your government-issued photo identification at the door to attend the meeting.

Driving directions and other attendance guidelines are described on page P-64 of the proxy statement.

Can’t make it to the meeting? Listen live at www.wisconsinenergy.com/invest/annualmtg.htm

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - -

Proxy — WISCONSIN ENERGY CORPORATION

Annual Meeting of Stockholders — May 2, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 2, 2013. Your shares of stock will be voted as you specify on the reverse side of this card. If no choice is specified, your PROXY will be voted “FOR” Items 1, 2 and 3, and in the discretion of the proxy holder, on any other matter which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint J. Patrick Keyes and Susan H. Martin, or either of them, as proxies, with the power to appoint substitutes, to vote your shares on the matters shown below and on any other matters which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

1. Election of Nine Directors for Terms Expiring in 2014.

2. Ratification of Deloitte & Touche LLP as Independent Auditors for 2013.

3. Advisory Vote to Approve Compensation of the Named Executive Officers.

If you hold Wisconsin Energy Corporation common shares in Wisconsin Energy Corporation’s Stock Plus Investment Plan or the 401(k) plan under the Wisconsin Energy Corporation Trust, this proxy constitutes voting instructions for any shares so held by the undersigned.

SEE REVERSE SIDE. We encourage you to vote by the Internet or by telephone. However, if you wish to vote by mail, just complete, sign and date the reverse side of this card. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark any voting boxes.

(Continued and to be marked, dated and signed, on the other side)